UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
BEYOND MEAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BEYOND MEAT, INC.
888 N. DOUGLAS STREET, SUITE 100, EL SEGUNDO, CALIFORNIA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Thursday, May 23, 2024
Dear Stockholders of Beyond Meat, Inc.:
The 2024 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/BYND2024, on Thursday, May 23, 2024 at 8:00 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class II directors to serve until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.
Our board of directors has fixed the close of business on March 26, 2024 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 10, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
We appreciate your continued support of Beyond Meat.
By Order of the Board of Directors,
Ethan Brown
Founder, President, Chief Executive Officer and Board Member
El Segundo, California
April 10, 2024
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote during the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

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BEYOND MEAT, INC.
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Thursday, May 23, 2024
This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat” or the “company”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually, via live webcast on Thursday, May 23, 2024 at 8:00 a.m. Pacific Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/BYND2024 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
Our board of directors has fixed the close of business on March 26, 2024 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement, the form of proxy and our annual report will be mailed on or about April 10, 2024 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Why are you holding a virtual Annual Meeting and how can stockholders attend?
We will be hosting the Annual Meeting via live webcast only. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs, enable improved communication, and support the health and well-being of our stockholders and other meeting participants. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/BYND2024 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.
The Annual Meeting live webcast will begin promptly at 8:00 a.m. Pacific Time on Thursday, May 23, 2024. Stockholders may vote and submit questions in advance of, or live during, the Annual Meeting by following the

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instructions and rules of conduct on the Annual Meeting website. We intend to answer questions that are pertinent to the company and the official business of the Annual Meeting during the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. The virtual Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/BYND2024.
What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL	BOARD OF DIRECTORS VOTING RECOMMENDATION
PROPOSAL NO. 1 The election of three Class II directors to serve until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.	FOR
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	FOR
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
Who is entitled to vote?
Holders of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 64,844,921 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each share of our common stock held by a stockholder on the Record Date will be entitled to one vote for each of the director nominees and one vote for each of the other proposals. We do not have cumulative voting rights for the election of directors.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Stockholders of Record: Shares Registered in Your Name
If shares of our common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders
If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock electronically at the Annual Meeting unless you contact your broker, bank or other nominee and follow their procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence in person or represented by proxy of the holders of one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non‑votes are counted as shares present and entitled to vote for purposes of determining a quorum.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ethan Brown (our President and Chief Executive Officer) and Teri L. Witteman (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described in this proxy statement. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
How many votes are needed for approval of each proposal?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
PROPOSAL NO. 1 The election of three Class II directors to serve until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified.	A nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election and broker non-votes having no effect).
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.	The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the voting power of the shares of our stock entitled to vote on this Proposal No. 2 that are present in person or represented by proxy at the Annual Meeting and are voted for or against such proposal. Abstentions are not considered votes for or against this proposal and thus will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal.
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our stock entitled to vote on this Proposal No. 3 that are present in person or represented by proxy at the Annual Meeting and are voted for or against such proposal. Abstentions are not considered votes for or against this proposal and thus will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. However, because this proposal is a non-binding advisory vote, the result will not be binding on our board of directors or the company.
Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.
How do I vote?
If you are a stockholder of record, there are five ways to vote:
•By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 22, 2024 (have your Notice or proxy card in hand when you visit the website);
•By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 22, 2024 (have your Notice or proxy card in hand when you call);
•By scanning the QR code in your Notice or proxy card with your mobile device until 11:59 p.m. Eastern Time on May 22, 2024;
•By completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or

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•By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/BYND2024, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
VOTING VIA THE INTERNET, MOBILE DEVICE OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.
If you have questions about the matters described in this proxy statement, how to submit your proxy or if you need additional copies of this proxy statement, the proxy card or voting instructions, you should contact MacKenzie Partners, Inc. (“MacKenzie”), our proxy solicitor, toll-free at (800) 322-2885.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet, mobile device or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Beyond Meat, Inc., in writing, at Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245; or
•attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. The Notice containing instructions on how to access this proxy statement is first being mailed on or about April 10, 2024 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability

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of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
We have retained the services of MacKenzie to aid in the solicitation of proxies and will pay MacKenzie a base fee of $18,500 for these services, plus any related costs and expenses. We will bear the total expense of the solicitation that will include, in addition to the amounts paid to MacKenzie, amounts paid for printing and postage and to reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation materials. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?
Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee may have discretion to vote your shares on our sole “routine” proposal: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024. Absent direction from you, your broker, bank or other nominee will not have discretion to vote on the election of directors and the advisory (non-binding) vote to approve the compensation of our named executive officers, which are both “non-routine” matters. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non‑votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non‑votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above under “How many votes are needed for approval of each proposal?”
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?
Rule 14a-8 Stockholder Proposals
As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement for next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, the proposal must comply with all applicable requirements

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
of Rule 14a-8 and our Secretary must receive the written proposal at our principal executive offices not later than December 11, 2024. Stockholder proposals should be addressed to:
Beyond Meat, Inc.
Attention: Secretary
888 N. Douglas Street, Suite 100
El Segundo, California 90245
Advance Notice Stockholder Proposals
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our restated certificate of incorporation, Bylaws and applicable laws, rules and regulations. Our Bylaws provide, among other requirements, that for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the meeting, (ii) the stockholder must be entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2025 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices at the address listed above:
•not earlier than the close of business on January 23, 2025; and
•not later than the close of business on February 22, 2025.
In the event that we hold our 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2025 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2025 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made by the company.
You are advised to review our Bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.
In addition to satisfying the advance notice requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees for election at the 2025 annual meeting of stockholders, other than the company’s nominees, must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than February 22, 2025.

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Availability of Bylaws
A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Board of Directors Composition
Under our restated certificate of incorporation, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors is currently composed of nine members. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our restated certificate of incorporation provides that no director may be removed from our board of directors except for cause and only by the affirmative vote of the holders of at least two‑thirds of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors.
Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are assigned to each class in accordance with resolutions adopted by our board of directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. In the event of any increase or decrease in the authorized number of directors, each director then serving will continue as a director of the class of which the director is a member, and the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by our board of directors among the three classes of directors so that no one class has more than one director more than any other class.
Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors or as provided by law, any vacancy occurring on our board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or a newly created directorship will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Director Candidate Selection and Evaluation
Our board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on the board of directors that may occur between annual meetings of stockholders. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to our board of directors for board membership. Our nominating and corporate governance committee may use outside consultants to assist in identifying candidates. When formulating its board membership recommendations, our nominating and corporate governance committee may also consider advice and recommendations from stockholders, our board of directors, management, outside advisors to the company and others as it deems appropriate.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Stockholder Recommendations
Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation addressed to Beyond Meat, Inc., Attn: Secretary, 888 N. Douglas Street, Suite 100, El Segundo, California 90245, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Our Bylaws provide that, with respect to such director nominee, submissions must include (i) the individual’s full name, age, business address and residence address, (ii) the individual’s principal occupation or employment, (iii) the number of shares of our common stock beneficially owned by the individual, the date or dates such shares were acquired and the investment intent of such acquisition, (iv) a completed and executed written questionnaire with respect to the background and qualification of such person, which will be provided by our secretary upon written request by any stockholder of record, (v) a written representation and agreement regarding not being a party to certain voting arrangements, in a form that will be provided by our secretary upon written request by any stockholder of record, (vi) all other information relating to the individual that would be required to be disclosed in the solicitations of proxies for the election of directors in an election contest or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, (vii) whether such individual meets the independence requirements of the Nasdaq Global Select Market (“Nasdaq”), (viii) a statement whether such individual, if elected, intends to tender an irrevocable resignation that will become effective in respect of subsequent elections where such individual fails to receive the required vote for re-election, and (ix) any additional information required by our Bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Identification and Evaluation of Director Nominees at our Annual Meeting

Our nominating and corporate governance committee annually reviews the needs of the board of directors in terms of independence, skills and characteristics in connection with evaluating recommendations for election or re-election.

Candidates are identified with input from our board of directors, stockholders, management and outside consultants.

Our nominating and corporate governance committee considers certain factors, including, but not limited to, the qualifications, independence, integrity, diversity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and recommends nominees to the board of directors.

Our board of directors evaluates the qualifications of the recommended candidates and selects nominees.

Our stockholders vote on director nominees at our annual meeting of stockholders.
Our nominating and corporate governance committee is responsible for developing and recommending to our board of directors for determination any specific minimum qualifications that must be met, any specific qualities or

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
skills that are necessary for one or more of our board members to possess, and the desired qualifications, expertise and characteristics of our board members, with the goal of developing an experienced and highly qualified board with a diverse background and skillset, that contribute to the total mix of viewpoints and experience represented on our board of directors. Among the criteria our nominating and corporate governance committee may also consider is diversity with respect to gender, race, ethnicity, differences in professional background, experience at policy-making levels in business, finance and other areas, education, skills and other individual qualities and attributes. In evaluating potential candidates for our board of directors, our nominating and corporate governance committee will consider these factors, as well as director tenure, in light of the specific needs of our board of directors at that time and any legal requirements.
Our nominating and corporate governance committee evaluates each individual in the context of our board as a whole, with the objective of recommending for nomination directors that will best serve the interests of the company and our stockholders.
In making its recommendations to the board, the nominating and corporate governance committee will also consider the number of other public company boards and other boards (or comparable governing bodies) of which a prospective nominee is a member, as well as a prospective nominee’s other professional responsibilities. Incumbent directors are expected to advise the chair of the board or chair of the nominating and corporate governance committee in advance of accepting an invitation to serve on the board of directors of any organization, whether public or private, and whether for-profit or not-for-profit. Unless the nominating and corporate governance committee and our board determine otherwise, no director shall serve on more than four public company boards, including the company’s board, and the company’s chief executive officer shall not serve on more than two public company boards, including the company’s board. Additionally, no member of the company’s audit committee shall simultaneously serve on the audit committees of more than three public companies (including the company’s board), unless the member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four audit committees (including the company's board), taking time and availability into consideration, including a review of the member’s attendance at all of the company’s board and committee meetings. Directors also are expected to limit the number of other boards, including non-profits, on which they serve in order to devote adequate time and effort to their board responsibilities. Service on other boards and/or committees should be consistent with the company’s conflict of interest policies.
Our nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees.
Selection of 2024 Director Nominees
Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated Nandita Bakhshi, Chelsea A. Grayson and Joshua M. Murray for election to the board as Class II directors. Ms. Bakhshi was brought to the attention of the nominating and corporate governance committee by a non-management member of our board. Ms. Grayson and Mr. Murray were brought to the attention of the nominating and corporate governance committee by outside advisors to the company. Ms. Bakhshi, Ms. Grayson and Mr. Murray have been nominated for election to the seats currently held by Sally Grimes, Muktesh “Micky” Pant and Ned Segal, who will each serve out the remainder of their respective term as a Class II director through the Annual Meeting.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The experiences, qualifications and skills of each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors that our board of directors considered in the nomination of such director or in concluding why the director should continue serving on our board, are included below under “Board Diversity, Composition and Skills—Board of Directors Skills Matrix.”
Board Diversity, Composition and Skills
Our board of directors believes that a diversity of experience, tenure, gender, race, ethnicity, age and other factors contributes to effective governance over the affairs of the company for the benefit of its stockholders. We do not have a formal policy on director diversity; however, our corporate governance guidelines recommend that nominees be selected on the basis of a number of factors, including diversity. There are no limits on the number of terms that may be served by a director and there is no fixed retirement age for directors.
The following charts summarize certain attributes of our board of directors, assuming all of the proposed Class II director nominees are elected at the Annual Meeting:

4.9 yrs Avg. Tenure

22% Racially/Ethnically Diverse

60 yrs Avg. Age

89% Independent

44% Female

56% Diverse
*includes gender, race/ethnicity and sexual orientation (LGBTQ+)

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Board of Directors Diversity
The following table provides information on the diversity of the current members of our board of directors as of March 26, 2024.

BOARD DIVERSITY MATRIX AS OF MARCH 26, 2024
TOTAL NUMBER OF DIRECTORS: 9	FEMALE	MALE
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	—
Alaskan Native or Native American	—	—
Asian	1	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	1	—
White	1	5
Two or More Races or Ethnicities	1	—
LGBTQ+	—	—
Did Not Disclose Demographic Background	—	—
Board of Directors Skills Matrix
When selecting and recruiting candidates, our board of directors considers a wide range of attributes, executive experience and skills. The following tables provide an overview of the levels of experience that each of the nominees for election as a director at the Annual Meeting and each of the continuing members of our board of

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directors following the Annual Meeting has in areas that impact our business. The information presented below is based on voluntary self-identification by each director or director nominee.

QUALIFICATIONS, SKILLS & EXPERIENCE	CONTINUING DIRECTORS						DIRECTOR NOMINEES
	ETHAN BROWN	SETH GOLDMAN	COLLEEN JAY	C. JAMES KOCH	RAYMOND J. LANE	KATHY WALLER	NANDITA BAKHSHI	CHELSEA A. GRAYSON	JOSHUA M. MURRAY
Public Company
International Business
Corporate Governance
Capital Allocation / Corporate Finance
Financial Literacy / Expertise
Information Services and Technology
Legal / Regulatory / Public Policy
Marketing / Sales / Business Development
Risk Management
Strategic Planning
Human Resource / Executive Compensation / Talent Management
Senior Leadership
Cybersecurity / Data Privacy
Environmental, Social and Governance (“ESG”) and Climate Risks
Consumer Products Sales and Marketing
Foodservice
Innovation/ Commercialization of Innovation
Manufacturing / Operations
Entrepreneurial
Mergers & Acquisitions / Turnaround
Shareholder Advocacy
= No Skill or Experience = Some Skill or Experience = Significant Skill or Experience

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QUALIFICATIONS, SKILLS & EXPERIENCE	DESCRIPTION
Public Company	Experience with public company reporting obligations, investor interaction and governance requirements
International Business	Broad exposure to companies or organizations that have an international presence, including developing and managing business in international markets
Corporate Governance	Experience in setting board agenda, familiarity with corporate charter documents and corporate compliance and ethics policies, knowledge and understanding of governance planning, implementation and review processes, experience in encouraging management accountability and protecting stockholder interests
Capital Allocation / Corporate Finance	Experience in making capital allocation decisions, financing or capital markets transactions
Financial Literacy / Expertise	Experience in accounting or financial reporting, including understanding of and overseeing financial reporting and controls
Information Services and Technology	Knowledge of IT solutions for key corporate functions, experience in overseeing the implementation of such IT solutions to improve business performance, including social media and online platforms
Legal / Regulatory / Public Policy	Familiarity with governmental regulations applicable to the company’s industry, experience in legal and regulatory compliance, lobbying, advocacy and government relations
Marketing / Sales / Business Development	Experience enhancing sales in existing markets and developing new markets for growth, marketing communication, brand strategy development and advertising, knowledge and understanding of business development, strategic planning, implementation and review processes
Risk Management	Experience in the management of critical business and legal risks; understanding of risk management functions, including risk profiles and appetite statements, scenario planning, crisis management, risk identification and classification; history of leadership roles in risk management; ability to assess risk strategically across corporate functions; ability to provide oversight and advice relating to risk management
Strategic Planning	Experience in leading corporate strategy discussions at the board level; experience with developing and implementing strategies for growth and optimization, including mergers and acquisitions, joint ventures, and divestitures; experience with setting strategic agenda
Human Resources / Executive Compensation / Talent Management	Broad experience in executive development, performance, and compensation; experience with HR strategies and efforts to attract, motivate, and retain candidates for key positions; experience in talent development, including developing diversity, equity, and inclusion in workforce
Senior Leadership	Experience as chief executive officer, president, chairman, or in a similar leadership position at a large company or other large organization
Cybersecurity / Data Privacy	Experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cyber risk management; degrees, certifications, or other background in cybersecurity
ESG and Climate Risks	Experience in overseeing and managing ESG practices and initiatives; skills and knowledge in climate-related strategic planning, risk mitigation, and management; ability to provide oversight and advice relating to climate-related risks
Consumer Products Sales and Marketing
Experience with the company’s industry (food and beverage or consumer products); perspective and knowledge of industry-related information, including insights on the industry’s challenges and opportunities and experience to operate within and through economic cycles

Foodservice	Experience in foodservice industry, including insights on the foodservice industry’s challenges and opportunities
Innovation/ Commercialization of Innovation	Experience in innovation and commercialization of innovation
Manufacturing / Operations	Experience in manufacturing operations
Entrepreneurial	Experience in founding or building an entrepreneurial and/or fast-growing company
Mergers & Acquisitions / Turnaround	Experience in mergers and acquisitions and/or distressed businesses
Shareholder Advocacy	Experience in shareholder engagement; ability to identify and understand shareholder expectations and facilitate changes based on shareholder communications

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Information Regarding Director Nominees and Continuing Directors
The following table sets forth the names, ages as of March 26, 2024, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors following the Annual Meeting. Full biographical information follows the table.

NAME	CLASS	AGE	POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE(1)	HUMAN CAPITAL MGMT AND COMP COMMITTEE(2)	NOMINATING AND CORPORATE GOV COMMITTEE(3)	RISK COMMITTEE(4)
Director Nominees:
Nandita Bakhshi	II	65	Nominee	—	—	2027	X
Chelsea A. Grayson	II	52	Nominee	—	—	2027	X
Joshua M. Murray	II	40	Nominee	—	—	2027	X
Continuing Directors:
Ethan Brown	III	52	Founder, President, CEO and Director	2009	2025	—
Seth Goldman(C)	I	58	Director	2013	2026	—	X
Colleen Jay	III	61	Director	2022	2025	—	X
C. James Koch	I	74	Director	2023	2026	—	X
Raymond J. Lane	III	77	Director	2015	2025	—	X
Kathy N. Waller(L)	I	65	Director	2018	2026	—	X
______________________
Legend: (C) Chair of the Board | (L) Lead Independent Director |    Chair |    Member |    Audit Committee Financial Expert
(1)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Waller will remain the chair, and Ms. Bakhshi and Mr. Murray will be appointed as members, of the audit committee.
(2)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Jay will be appointed as the chair, and Mr. Lane and Ms. Waller will remain as members, of the human capital management and compensation committee.
(3)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Bakhshi will be appointed as the chair, and Mr. Goldman will remain and Ms. Grayson will be appointed, as members of the nominating and corporate governance committee.
(4)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Grayson will be appointed as the chair, and Ms. Jay and Mr. Koch will remain as members, of the risk committee.

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Nominees for Director
NANDITA BAKHSHI
Director Nominee
Other Current Public Company Boards: None
Nandita Bakhshi served as Special Advisor to, and a current Board Member of, BMO Financial Group since February 2023. Ms. Bakhshi served as President and Chief Executive Officer of Bank of the West from March 2016 to February 2023 and was co-Chief Executive Officer of BNP Paribas USA Inc. from March 2016 to February 2023. Ms. Bakhshi also served on the Board of Directors of Bank of the West and BNP Paribas USA from March 2017 to February 2023, during which she was also a member of the Risk Committee and Compensation/HR Committee of Bank of the West and BNP Paribas USA. Ms. Bakhshi was Head of US Consumer Bank and Group Head of Direct Channels at TD Bank from March 2009 to February 2016, Head of Products and Payments at Washington Mutual from March 2006 to September 2008 and Head of Mobile Commerce at First Data from March 2004 to March 2005.
Ms. Bakhshi has served on the Board of Directors of Grameen America, Inc., a 501(c)(3) not-for-profit organization that provides microloans to underserved women to start or expand businesses, since March 2020 and currently serves on its Audit Committee. Ms. Bakhshi served on the Board of Directors of the Whitaker Peace and Development Foundation from March 2020 to February 2023 and is a Board Member Emeritus of the US-India Strategic Partnership Forum.
Ms. Bakhshi holds a Master of Arts in international relations from Jadavpur University and a Bachelor of Arts in history from the University of Calcutta. We believe that Ms. Bakhshi is qualified to serve on our board of directors due to her diversified financial industry background and leadership experience.
CHELSEA A. GRAYSON
Director Nominee
Other Current Public Company Boards: Xponential Fitness (NYSE: XPOF)
Chelsea A. Grayson served as an Executive-in-Residence at Wunderkind (formerly BounceX), a global performance marketing solution powered by AI, data, and identity, from March 2020 to January 2024. From November 2022 to July 2023, Ms. Grayson served as CEO of Spark Networks SE (OTC: LOVLY; formerly NASDAQ: LOV), an American-German dating company with a portfolio of brands (including Zoosk, Elite Singles, Silver Singles, Christian Mingle and JDate/JSwipe), and from August 2020 to July 2023, as a member of its board of directors. From October 2018 to June 2019, Ms. Grayson served as CEO, and from October 2017 to December 2019, as a member of the board of directors, of True Religion, Inc. (formerly NASDAQ: TRLG), a global denim and streetwear company based in Los Angeles. From December 2014 to December 2017, Ms. Grayson was at American Apparel Inc. (formerly NYSE: APP), a global vertically integrated apparel manufacturer, retailer and wholesaler based in Los Angeles, where she first joined as General Counsel, Chief Administrative Officer and Executive Vice President, and then served as CEO and as a member of the board of directors. Prior to American Apparel, she was a partner in the M&A/Corporate Governance practice groups at Loeb & Loeb LLP and Jones Day.
Ms. Grayson has served on the board of directors of Xponential Fitness (NYSE: XPOF), a leading franchisor of boutique fitness and wellness brands (including Rumble Boxing, Stretch Lab, Club Pilates, Yoga Six, CycleBar and Lindora) since October 2021, where she currently chairs the Nominating Corporate Governance Committee

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and is a member of the Audit and Compensation Committees. Among other past board positions, Ms. Grayson was a member of the board of directors of Goodness Growth Holdings Inc. (CSE: GDNS) from February 2019 to May 2023; Morphe Cosmetics (Forma Brands) from September 2022 to May 2023; iHerb from June 2021 to June 2022; Precision Surfacing Solutions (Lapmaster Group Holdings) from April 2021 to October 2022; LoudPack from December 2020 to March 2022; Sugarfina from January 2019 to December 2020; and Delta Dental from January 2017 to December 2019. Ms. Grayson has been a member of the UCLA Board of Visitors in the English Department since January 2018 and is a Board Leadership Fellow with the National Association of Corporate Directors.
Ms. Grayson received her Juris Doctor degree, Order of the Coif, from Loyola Law School, and her Bachelor of Arts degree in English Literature and Business/Economics from the University of California, Los Angeles. We believe that Ms. Grayson is qualified to serve on our board of directors due to her extensive leadership, corporate governance and public company experience.
JOSHUA M. MURRAY
Director Nominee
Other Current Public Company Boards: Corcept Therapeutics (NASDAQ: CORT)
Joshua M. Murray is currently Chief Financial Officer and Head of Strategy at Orca Bio, a privately held biotechnology company developing allogeneic cell therapies in blood, immune and genetic diseases, and has served in this position since April 2021. Prior to joining Orca Bio, Mr. Murray held various positions at Goldman Sachs & Co. from July 2006 to April 2021, most recently as a Managing Director and Head of West Coast Healthcare Capital Markets, where he advised a wide array of biotechnology and life sciences companies.
Mr. Murray has served as a member of the Board of Directors of Corcept Therapeutics (NASDAQ: CORT) since June 2021 and currently serves on its Audit Committee.
Mr. Murray received a Bachelor of Arts degree, with University Honors, in History and Economics from Harvard College. We believe that Mr. Murray is qualified to serve on our board of directors because of his experience in corporate finance and as a director of a public company.
Continuing Directors
ETHAN BROWN
Founder, President and Chief Executive Officer
Other Current Public Company Boards: None
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat.
Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell

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Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College. We believe Mr. Brown’s strategic vision for our company and his expertise in technology and business operations make him qualified to serve on our board of directors.
SETH GOLDMAN
Chair of the Board
Member of the Nominating and Corporate Governance Committee
Other Current Public Company Boards: None
Seth Goldman joined Beyond Meat as a member of our board of directors in February 2013. Mr. Goldman served as Executive Chair of Beyond Meat from October 2015 through February 2020. Mr. Goldman is the Co-Founder of Eat the Change and has served as CEO of Eat the Change since March 2020. He is also a co-founder of PLNT Burger, a quick-serve restaurant concept. Mr. Goldman was the TeaEO Emeritus and Innovation Catalyst for The Coca-Cola Company’s Venturing & Emerging Brands, a part-time position he held from November 2015 through December 2019. Mr. Goldman co-founded Honest Tea Inc., a bottled organic tea company, in February 1998, which was later sold to The Coca-Cola Company, and previously served as Honest Tea’s President and TeaEO until 2015.
In 2022, Mr. Goldman was named Person of the Year by BevNet Magazine, and in 2015 he was named the #1 Disruptor by Beverage World and Beverage Executive of the Year by Beverage Industry magazine. He has also been recognized as an Ernst & Young Entrepreneur of the Year and by the Washington DC Business Hall of Fame. In 2018, Partnership for a Healthier America recognized Mr. Goldman with its Visionary CEO award. Mr. Goldman is the co-chair of the Yale School of Management’s Entrepreneurship Advisory Board and, since January 2008, has served on the advisory board of Bethesda Green, a local sustainability non-profit he co-founded. He also served on the board of Ripple Foods, a dairy-free plant-based milk company, from November 2015 to October 2020, the advisory board of the American Beverage Association from 2013 to 2019 and the Yale School of Management from July 2013 to March 2020. Mr. Goldman has demonstrated his commitment to boardroom excellence by becoming NACD Directorship Certified and as a NACD Board Leadership Fellow by the National Association of Corporate Directors.
Mr. Goldman has a BA degree in Government from Harvard College and a Masters of Private & Public Management degree from Yale School of Management and is a Henry Crown Fellow of the Aspen Institute. We believe that Mr. Goldman is qualified to serve on our board of directors due to his extensive experience working at fast-growing brands in the food and beverage industry, his experience founding and building an entrepreneurial company and his knowledge of sustainable business practices.
COLLEEN JAY
Chair of the Risk Committee
Member of the Audit Committee
Other Current Public Company Boards: Treasury Wine Estates (ASX: TWE)
The Cooper Companies, Inc. (NASDAQ: COO)
Colleen Jay has served as a member of our board of directors since May 2022. Ms. Jay retired from The Procter & Gamble Company (NYSE: PG) in October 2017 after 32 years of service, most recently as Global Division

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President from 2015. Ms. Jay joined The Procter & Gamble Company in 1985 where she managed top brand portfolios and large multi-billion-dollar businesses across multiple categories and geographies, including successfully leading a complex transition and divestiture of several businesses and leading operational units in the United States, Canada, China, and multiple global businesses from Switzerland during the course of her extensive career. From 2010 to 2012, Ms. Jay served as President, Global Female Beauty. From 2012 to 2015, Ms. Jay served as President, Global Retail Hair Care and Color.
Ms. Jay has been a member of the board of directors of Treasury Wine Estates (ASX: TWE) since April 2018, and currently serves on its Human Resources Committee and Wine Operations and Sustainability Committee and was previously on its Audit and Risk Committee. Ms. Jay has been a member of the board of directors of The Cooper Companies, Inc. (NASDAQ: COO) since April 2016 and currently serves as Chair of its Organization and Compensation Committee and as a member of its Corporate Governance and Nominating Committee. Ms. Jay has also worked closely with Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She received a BBA degree in Business from Wilfrid Laurier University. We believe that Ms. Jay is qualified to serve on our board of directors due to her extensive experience working in the consumer products industry at a leading public company and her global public board of directors’ experience.
C. JAMES KOCH
Member of the Risk Committee
Other Current Public Company Boards: The Boston Beer Company, Inc. (NYSE: SAM)
Jim Koch has served as a member of our board of directors since May 2023. Mr. Koch currently serves as Chairman of The Boston Beer Company, Inc. (NYSE: SAM), which he founded in 1984. Until January 2001, Mr. Koch also served as its Chief Executive Officer. Prior to starting The Boston Beer Company, Inc., he worked as a consultant for an international consulting firm with a focus on manufacturing.
Mr. Koch holds a BA degree in Government from Harvard College, an MBA degree from Harvard Business School and a JD degree from Harvard Law School. We believe that Mr. Koch is qualified to serve on our board of directors due to his experience founding and building a public craft brewing company, and skills in strategy, brand development and industry leadership.
RAYMOND J. LANE
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Hewlett Packard Enterprise Company (NYSE: HPE)
Raymond J. Lane has served as a member of our board of directors since February 2015. Mr. Lane has been a Managing Partner at GreatPoint Ventures, a venture capital firm, since March 2015. Mr. Lane has served as a Partner Emeritus and Advisor of Kleiner, Perkins, Caufield & Byers LLC, a venture capital firm, since April 2013 and was a Managing Partner of Kleiner, Perkins, Caufield & Byers LLC from September 2000 to April 2013. Mr. Lane has served on the board of directors of Hewlett Packard Enterprise Company (NYSE: HPE) from November 2015 to the present and is currently a member of its Technology Committee. In addition, Mr. Lane previously served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011.

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Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation (NYSE: ORCL), a software company. Mr. Lane serves on the Board of Trustees of Carnegie Mellon University, including as Chairman of the Board from July 2009 to July 2015. He also serves on the board of directors of Special Olympics International. Mr. Lane holds a BS degree in Mathematics and an honorary PhD in Science from West Virginia University. We believe that Mr. Lane is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies and his experience on other public company boards of directors.
KATHY N. WALLER
Lead Independent Director
Chair of the Audit Committee
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Delta Air Lines, Inc. (NYSE: DAL)
CGI Inc. (NYSE: GIB)
Cadence Bank (NYSE:CADE)
Kathy N. Waller has served as a member of our board of directors since November 2018. Ms. Waller retired from The Coca-Cola Company (NYSE: KO) in March 2019 after more than 30 years of service, most recently as Executive Vice President, Chief Financial Officer and President, Enabling Services prior to her retirement. Ms. Waller joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department and served in a number of accounting and finance roles of increasing responsibility. From July 2004 to August 2009, Ms. Waller served as Chief of Internal Audit. In December 2005, she was elected Vice President of The Coca-Cola Company, and in August 2009, she was elected Controller. In August 2013, she became Vice President, Finance and Controller, assuming additional responsibilities for corporate treasury, corporate tax and finance capabilities, and served in that position until April 2014, when she was appointed Chief Financial Officer and elected Executive Vice President. Ms. Waller assumed expanded responsibility for The Coca-Cola Company’s strategic governance areas when she was also appointed to serve as President, Enabling Services, on May 1, 2017.
Ms. Waller has been a member of the board of directors of Delta Air Lines, Inc. (NYSE: DAL) since July 2015, and currently serves on its Audit, Corporate Governance and Personnel and Compensation Committees. Ms. Waller has been a member of the board of directors of CGI Inc. (NYSE: GIB) since December 2018 and currently serves on its Audit and Risk Management Committee. Ms. Waller joined the board of directors of Cadence Bank (NYSE: CADE) in May 2019 and serves on its Credit Risk Committee and Executive Compensation and Stock Incentive Committee. Ms. Waller will not be standing for re-election to the Cadence Bank board of directors at their upcoming annual meeting of shareholders to be held on April 24, 2024. Previously she served on the board of directors of Coca-Cola FEMSA, S.A.B. de C.V and Monster Beverage Corporation. In addition, she is a member of the Board of Trustees of Spelman College and The Woodruff Arts Center. In February 2022, Ms. Waller was appointed Executive Director of the Atlanta Committee for Progress, a public/private partnership between the city’s top business, civic and academic leaders, and the Mayor of Atlanta. She received a BA degree in History from the University of Rochester and an MBA in Accounting and Finance from the Simon Business School at the University of Rochester. We believe Ms. Waller is qualified to serve on our board of directors because she has more than 30 years of experience in accounting and finance at a major public company and experience on other public company boards of directors.

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Corporate Governance Strengths
We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our board of directors and management accountability and helps build public trust in Beyond Meat. Highlights of our corporate governance practices include the following:

✓	89% of incumbent directors are independent	✓	Lead independent director
✓	Single class of stock with equal voting rights	✓	100% independent committee members
✓	No hedging or pledging of company securities by directors or officers	✓	Diverse board and robust director nominee selection process
✓	Director participation in orientation and continuing education	✓	Robust code of business conduct and ethics and corporate governance guidelines
✓	Risk oversight by full board and committees, including the addition of a risk committee in 2022	✓	Annual board of directors and committee self‑evaluations
✓	Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines	✓	Policies limiting director membership on more than four public company boards
Director Independence
Our common stock is listed on the Nasdaq. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
As previously disclosed on Form 8-K filed with the SEC on April 8, 2022, in connection with the settlement of certain derivative actions (the “Settlement”), we agreed to enact certain corporate governance reforms (the “Reforms”) including that at least two-thirds of the members of our board of directors will be “independent directors” as defined in the Nasdaq listing standards, Sarbanes-Oxley Act and satisfy the following qualifications: (1) has no personal service contract(s) with us or any member of our senior management; and (2) is not employed by a public company at which an executive officer of the company serves as a director, regardless of whether that executive officer serves on the compensation committee of that public company (the “Additional Independence Qualifications”). These Additional Independence Qualifications are contained in our corporate governance guidelines available on our website at https://investors.beyondmeat.com.
In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and human capital management and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. To be considered independent for purposes of Rule 10A-3 and under Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory or other

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compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered independent for purposes of Rule 10C-1 and under Nasdaq rules, our board of directors must affirmatively determine that each member of the human capital management and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital management and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
As previously disclosed on Form 8-K filed with the SEC on December 21, 2022, in connection with the Reforms, we established a risk committee. The risk committee charter requires that each member of the risk committee shall be “independent,” as that term is defined from time to time in Section 10A(m) of the Exchange Act and the applicable rules and regulations of the SEC, and shall meet the independence requirements under Nasdaq rules. To be considered independent as defined in Section 10A(m) of the Exchange Act and under Nasdaq rules, a member of the risk committee may not, other than in his or her capacity as a member of the risk committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or any of its subsidiaries; or (2) be an affiliated person of the company or any of its subsidiaries.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and director nominees and considered whether any director or director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment, affiliations, including family relationships and direct and indirect investments in plant-based food companies and other businesses, and personal service contracts with the company, our board of directors determined that each of Messrs. Goldman, Koch, Lane, Murray, Pant and Segal and Mses. Bakhshi, Grayson, Grimes, Jay and Waller do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees is “independent” as that term is defined under the applicable rules of the SEC and the listing standards of Nasdaq and meets the Additional Independence Qualifications. For Mr. Goldman, the board of directors also considered his consulting agreement with Beyond Meat, which terminated on February 27, 2020, in determining Mr. Goldman’s independence. For Mr. Pant, the board of directors also considered his consulting agreement with Beyond Meat, which terminated on December 31, 2020, in determining Mr. Pant's independence. Mr. Brown is not independent under Nasdaq’s independence standards. Our board of directors also determined that former director Christopher Isaac “Biz” Stone, who stepped down as a Class I director at the end of his term on May 24, 2023, was independent during the time he served on our board of directors. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. There are no family relationships among any of our directors, director nominees or executive officers.

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Board of Directors Leadership Structure
Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure independent oversight of management. Under our corporate governance guidelines, our board of directors does not require the separation of the offices of the chair of the board and the chief executive officer. Our board of directors may choose its chair in any way that it considers in the best interests of our company. The duties of the chair of the board, lead independent director and chief executive officer are set forth in the following table and further described below.

CHAIR OF THE BOARD	LEAD INDEPENDENT DIRECTOR	CHIEF EXECUTIVE OFFICER
•Provides guidance to the chief executive officer	•Calls special meetings of our board of directors	•Sets strategic direction of the company
•Presides over meetings of the full board of directors	•Presides over executive sessions of the independent directors	•Sets the day-to-day leadership and performance of the company
•Calls special meetings of our board of directors	•Serves as a liaison between the chair and the chief executive officer and the independent directors	•Provides general supervision, direction and control of the business and affairs of the company
	•Consults with the chair and the chief executive officer regarding information sent to our board of directors in connection with its meetings	•Presides at all stockholder meetings
•Makes recommendations to the chair of the board regarding the retention of consultants who report directly to the board
Currently, Seth Goldman serves as chair of the board and Ethan Brown serves as chief executive officer. Mr. Goldman served as executive chair from October 2015 through February 2020. Raymond J. Lane served as lead independent director until February 9, 2023, when Kathy N. Waller was appointed by our board of directors to the role. Our chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chair of the board provides guidance to our chief executive officer and presides over meetings of the full board of directors. Our board of directors believes that this overall structure of a separate chair of the board and chief executive officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of our board of directors.
Our board of directors has concluded that the current leadership structure is appropriate at this time. However, our nominating and corporate governance committee will periodically consider this leadership structure and make recommendations to the board of directors with respect thereto as our nominating and corporate governance committee deems appropriate.

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Lead Independent Director; Executive Sessions of Independent Directors
Under our Bylaws, our board of directors may, in its discretion, elect a lead independent director from among its members that are independent directors. Kathy N. Waller currently serves as our lead independent director.
Under our Bylaws, our lead independent director will preside at all meetings at which the chair of the board is not present, may call special meetings of our board of directors, and will exercise such other powers and duties as may be assigned by our board of directors. Under our corporate governance guidelines, our lead independent director will, among other things, preside over executive sessions of the independent directors; serve as a liaison between the chair of the board and the chief executive officer and the independent directors; consult with the chair of the board and the chief executive officer regarding information sent to our board of directors in connection with its meetings; have the authority to call meetings of our board of directors and meetings of the independent directors; make recommendations to the chair of the board regarding the retention of consultants who report directly to the board (other than consultants who are selected by the various committees of the board); be available under appropriate circumstances for consultation and direct communication with stockholders; and perform such other functions and responsibilities as requested by our board of directors from time to time. Our lead independent director will also encourage direct dialogue between all directors (particularly those with dissenting views) and management.
To encourage and enhance communication among independent directors, and as required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions, on a periodic basis but no less than twice a year, at which only independent directors are present. Any independent director can request that an additional executive session be scheduled.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is to oversee our risk management process. The board believes that each director should understand the principal risks associated with the company’s business on an ongoing basis and it is the responsibility of management to ensure that the board and its committees are kept well informed of these changing risks on a timely basis. It is important that the board oversees the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards.
Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various committees of our board of directors that address the risks inherent in their respective areas of oversight as described below. Risk assessment and risk management are the responsibility of the company’s management. While the board provides the ultimate oversight function over risk assessment and risk management, the risk committee’s responsibility in this regard is, along with the audit committee, to provide an initial level of oversight and review and to report to the board of directors on these issues. This risk process includes regular discussions with management about our major risk exposures, their potential impact on our business, and management strategies for adequately mitigating and managing identified risks.

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BOARD OF DIRECTORS
•Oversees the company’s program to prevent and detect violations of law, regulation or company policies and procedures.	•Monitors and assesses enterprise risk exposure.	•Reviews periodic reports from each of the committees on their areas of risk oversight.
AUDIT COMMITTEE(1)
•Oversees the company’s risks relating to financial matters, financial reporting and auditing, internal audit, and the steps our management has taken to monitor and control these exposures.	•Monitors compliance with legal and regulatory requirements.	•Provides oversight with respect to ethical conduct and any related matters.
HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE
•Assesses and monitors whether any of our compensation programs and practices has the potential to encourage excessive risk‑taking.	•Oversees and assesses any risks associated with the company’s human capital management programs and practices.	•Employs an independent compensation consultant to assist in designing and reviewing compensation programs, including the potential risks created by the programs.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
•Oversees risks associated with board organization, membership and structure, and corporate governance.	•Monitors risks relating to and arising from the company’s environmental, social and governance programs and practices.
•Oversees compliance with key corporate governance policies, including the company's corporate governance guidelines, and oversees and reviews environmental, social and governance practices, policies and programs.

RISK COMMITTEE(1)
•Assists the board of directors and the audit committee in the oversight of the company’s management of key risks, including strategic and operational risks and legal, compliance and ethics risks.	•Reviews and assesses compliance with the company’s guidelines, policies and processes for monitoring and mitigating such key risks.
•Oversees non-financial compliance matters, including those relating to enterprise-wide risks, in coordination with the audit committee.
•Reviews cybersecurity risks and incidents and any other risks and incidents relevant to the company’s computerized information system controls and security.

______________________
(1)In 2022, we established the risk committee and amended the audit committee charter to reflect and account for the newly created risk committee and its responsibilities as described below under “Membership and Functions of the Committees of the Board.”

Information Security and Risk Oversight
In February 2024, our board of directors delegated oversight of cybersecurity risks and incidents and any other risks and incidents relevant to our computerized information system controls and security to the risk committee.

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Prior to February 2024, the board of directors had delegated this oversight to the audit committee. The risk committee oversees management’s implementation of our cybersecurity risk management program.
The risk committee receives annual reports from management on our cybersecurity risks. In addition, management updates the risk committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential. The risk committee reports to the full board of directors regarding its activities.
Our IT team, including our Vice President of IT, is responsible for assessing and managing our material risks from cybersecurity threats. The IT team has primary responsibility for our overall cybersecurity risk management program and supervises both our internal cybersecurity personnel and our retained external cybersecurity consultants. Members of our IT team have over 10+ years of experience in operations technology support across multiple industries. The team holds industry standard certifications, related to System, Security and Network Administration, and are required to complete security awareness training multiple times per year.
Our IT team supervises efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment.
ESG Oversight
Our nominating and corporate governance committee, with the assistance of the ESG Executive Steering Committee (the “ESG Committee”), has oversight responsibility of our ESG program. The nominating and corporate governance committee oversees and reviews our ESG practices, policies, programs and public disclosure, oversees our engagement with proxy advisory firms and other stakeholders on ESG matters, reviews stockholder proposals submitted to the company that are within the purview of this committee, and provides guidance to the ESG Committee. Our ESG Committee, comprising a team of cross-functional senior leaders, sets the strategic direction for our ESG program, approves and monitors progress against our ESG goals, and oversees compliance with ESG-related legal and regulatory requirements. The ESG Committee is led by Mr. Brown, our Chief Executive Officer, who is also a member of the board of directors. The ESG Committee meets regularly and reports to the nominating and corporate governance committee with quarterly progress updates.
In 2022, we completed and published policies that address our ESG priorities, including a Climate Change Policy, an Enterprise Human Rights Policy, an Environmental Policy and a Supplier Code of Conduct. These policies outline our commitments to reducing our contribution to climate change, mitigating ESG risks, enhancing environmental stewardship, ensuring human rights adherence within our operations and supply chain, and articulating our ESG expectations for suppliers.
Our board of directors believes that our human capital management initiatives are vital to the success of our company and is actively engaged in overseeing our people and culture strategy. Our board of directors has delegated oversight responsibility of our human capital management efforts, including diversity, equity and inclusion, and development and retention, to our human capital management and compensation committee.

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Corporate Governance Guidelines
Our board of directors maintains corporate governance guidelines that address items such as:

•director qualifications and criteria;
•size and composition of the board;
•director independence;
•chair of the board and lead independent director;
•board meetings;
•director responsibilities and selection;
•employee and stockholder communications with our board of directors;
•executive sessions;
•board committees;
•risk oversight;

•attendance at annual meeting of stockholders;
•director compensation;
•director orientation and continuing education;
•director access to officers and employees and authority to retain and access advisors;
•succession planning;
•CEO and executive officer performance reviews;
•performance evaluation of our board of directors and its committees;
•conflicts of interest;
•director resignation policy; and
•director and senior executive stock ownership.

Our corporate governance guidelines are available under the “Investors” section of our website at https://investors.beyondmeat.com.
Code of Business Conduct and Ethics
We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, contractors and consultants. Our code of business conduct and ethics is available under the “Investors” section of our website at https://investors.beyondmeat.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors on the same website. We will also provide a paper copy of our code of business conduct and ethics, free of charge, to any stockholder upon written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245.
Our code of business conduct and ethics addresses items such as:

•legal compliance;
•insider trading;
•international business laws;
•lawsuits, legal proceedings and record preservation;
•conflicts of interest;
•corporate opportunities;
•financial integrity and public reporting;
•conduct of senior financial employees; •gifts and entertainment; •political contributions; •competition and fair dealing; •confidentiality; •media contracts and publications; and •diversity and inclusion.

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Director Orientation and Continuing Education
Our company provides for an orientation process for new directors that includes background material, meetings with senior management and visits to company facilities. The board of directors encourages all directors to stay abreast of developing trends for directors from the variety of sources available. Directors may be expected, based on the recommendations of our nominating and corporate governance committee, to participate in continuing educational programs relating to our company’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. We also provide all directors with membership in the National Association of Corporate Directors (“NACD”).
Meetings of the Board of Directors
Directors are expected to regularly attend meetings of our board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance of such meetings.
Our board of directors held seven meetings (including regularly scheduled and special meetings) during 2023. No director attended fewer than 75% of the total number of meetings of our board of directors and of any board committees of which he or she was a member during 2023. Under our corporate governance guidelines, directors are invited and encouraged to attend our annual meeting of stockholders, either in person, telephonically or virtually. Eight directors and one director nominee attended our 2023 annual meeting of stockholders.
Board Committees
Our board of directors has an audit committee, a human capital management and compensation committee, a nominating and corporate governance committee, and a risk committee, each of which has the composition and the responsibilities described below. Copies of the charters for each board committee are available under the “Investors” section of our website at https://investors.beyondmeat.com. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

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Membership and Functions of the Committees of the Board

AUDIT
COMMITTEE
Current Members:
Kathy N. Waller, Chair
Colleen Jay
Ned Segal*
Number of Meetings
Held in 2023: 4
*Mr. Segal intends to serve as a member of the audit committee through the end of his term as a Class II director on May 23, 2024.

Our audit committee’s responsibilities include:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing the activities of our internal audit function, including reviewing and approving our annual internal audit plan and internal audit charter;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•reviewing reports and recommendations from the risk committee on risk-related issues and, in conjunction with the risk committee, determining whether and how such risks should be disclosed in our periodic filings with the SEC;
•reviewing our policies on corporate communications, insider trading and anti- corruption;
•assisting the risk committee and chief legal officer in an annual review and assessment of our code of business conduct and ethics and recommending changes for approval by our board of directors, and assisting the risk committee and chief legal officer in monitoring compliance with our code of business conduct and ethics;
•reviewing and assessing conflicts of interest under our code of business conduct and ethics;
•reviewing related-party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Each member of our audit committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our board of directors has determined that all three current members of our audit committee are “audit committee financial experts” as such term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, as amended.

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HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE
Current Members:
Muktesh “Micky” Pant, Chair*
Raymond J. Lane
Kathy N. Waller
Number of Meetings
Held in 2023: 6
*Mr. Pant intends to serve as chair of the human capital management and compensation committee through the end of his term as a Class II director on May 23, 2024.

Our human capital management and compensation committee’s responsibilities include:
•oversight of our human capital management, including policies and strategies regarding recruiting, engagement, retention, employee learning, career development and progression, succession planning, diversity and inclusion, and employment practices;
•determining, reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer, and evaluating executive officer performance in light of corporate goals and objectives relevant to executive officer compensation;
•reviewing and assessing our management development and succession plans for our CEO and other executive officers;
•periodically reviewing and approving the company’s peer group for executive compensation purposes;
•reviewing whether our compensation programs and policies, including any incentive plans, incentivize unnecessary and excessive risk taking and adequately promote long-term interests of the company;
•reviewing and approving any employment, change in control, severance or termination arrangements with our executive officers;
•reviewing, approving and administering incentive compensation and equity compensation plans, including delegation of authority to one or more officers of the company to grant stock options and other stock awards to non-executive officer employees, ambassadors and consultants;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•reviewing and approving our overall compensation philosophy;
•making recommendations regarding non-employee director compensation to our full board of directors;
•determining, or recommending to our board of directors for approval, stock ownership guidelines for our executive officers and non-employee directors, and monitoring compliance with such guidelines; and
•reviewing and approving the proposals regarding the stockholder advisory vote on executive compensation and the frequency of such vote, and reviewing the results of such advisory votes and considering any implications.
Each member of our human capital management and compensation committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. In addition, each member of our human capital management and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members:
Sally Grimes, Chair*
Seth Goldman**
Muktesh “Micky” Pant***
Number of Meetings
Held in 2023: 4
*Ms. Grimes was appointed as chair of the nominating and corporate governance committee effective May 24, 2023 and intends to serve in this role through the end of her term as a Class II director on May 23, 2024.
Christopher Isaac “Biz” Stone served as chair of the nominating and corporate governance committee through the end of his term as a Class I director on May 24, 2023.
**Mr. Goldman was appointed as a member of the nominating and corporate governance committee effective May 24, 2023.
***Mr. Pant intends to serve as a member of the nominating and corporate governance committee through the end of his term as a Class II director on May 23, 2024.

Our nominating and corporate governance committee’s responsibilities include:
•recommending to our board for determination the desired qualifications, expertise and characteristics of board members;
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•reviewing the independence, skills and characteristics of board members, and the skills and characteristics of the board as a whole;
•overseeing the evaluation and the performance of our board of directors, its committees and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•making recommendations to our board of directors for the creation of additional board committees or dissolution of board committees;
•developing and overseeing an orientation program for new directors and a continuing education program for current directors;
•overseeing our corporate governance practices, and recommending to the board any changes to our corporate governance framework;
•reviewing governance-related stockholder proposals and recommending board responses;
•overseeing and reviewing our ESG practices, policies, programs and public disclosure, as well as our engagement with proxy advisory firms and other stakeholders on ESG matters;
•reviewing and monitoring key public policy trends, issues, regulatory matters and other concerns that may affect the company’s business and overseeing its engagement in the public policy process; and
•reviewing and assessing our corporate governance guidelines and recommending changes for approval by the board.
Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations.

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RISK COMMITTEE
Current Members:
Colleen Jay, Chair
Sally Grimes*
C. James Koch**
Number of Meetings
Held in 2023: 4
*Ms. Grimes intends to serve as a member of the risk committee through the end of her term as a Class II director on May 23, 2024.
**Mr. Koch was appointed to the risk committee effective May 24, 2023.
Christopher Isaac “Biz” Stone served as a member of the risk committee through the end of his term as a Class I director on May 24, 2023.

Our risk committee’s responsibilities include:
•reviewing our risk governance structure, risk assessment and risk management practices, the guidelines, policies and processes for risk assessment and risk management, and the effectiveness of applicable risk management frameworks;
•reviewing and assessing the categories of risk we face, including strategic and operational risks and legal, compliance and ethics risks, our risk tolerance and strategy relating to key risks as well as guidelines, policies and processes for monitoring and mitigating such risks;
•reviewing cybersecurity risks;
•assessing our compliance and risk mitigation programs and initiatives;
•reviewing disclosure regarding risk contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, if any, and, in conjunction with the audit committee, determining whether and how risks and/or incidents should be disclosed in these SEC filings; and
•reviewing reports on selected risk topics as the committee deems appropriate from time to time.
Each member of our risk committee meets the requirements for independence under the listing standards of Nasdaq, SEC rules and regulations, and Section 10A(m) of the Exchange Act.

Compensation Committee Interlocks and Insider Participation
During 2023, Muktesh “Micky” Pant, Raymond J. Lane and Kathy N. Waller served on our human capital management and compensation committee. None of the members of our human capital management and compensation committee is or has been an officer or employee of our company and, none had or have any relationships with the company during the last completed fiscal year that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or human capital management and compensation committee.

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Communications with the Board of Directors
Stockholders and other interested parties may communicate with our board of directors as a whole, the chair of the board, lead independent director or the independent directors as a group, by writing to our board of directors c/o Secretary, Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of our board of directors will be forwarded to the chair of the board, the lead independent director or the independent directors as a group, as applicable. If the correspondence is addressed to our board of directors, the chair of the board will share it with the other board members if the chair determines it is appropriate for our board of directors to review such correspondence.
Listening to Our Stockholders
Our board of directors welcomes feedback from stockholders on our board composition, governance practices and policies, executive compensation framework, and other matters related to our strategy and performance. In 2023, we launched a formal stockholder outreach program in order to solicit additional input from stockholders and conducted a cycle of outreach in the fall of 2023 to gather feedback subsequent to our last annual meeting. Our outreach effort is conducted by a cross-functional team which may include employees and members of management from finance, investor relations, legal, total rewards, ESG and corporate governance, as well as board representation, including the chair of our human capital management and compensation committee. Additionally, our CEO and CFO are engaged in meaningful dialogue with our stockholders through our quarterly earnings calls and investor-related outreach events.
At the time of our outreach in 2023, our institutional ownership totaled approximately 39.3% of our issued and outstanding shares. We solicited the views of our top institutional investors that we believe represented approximately 23.8% of our issued and outstanding shares. We had discussions with and received feedback from investors representing approximately 18.6% of our issued and outstanding shares.
In addition, as a result of prior feedback and discussions with stockholders, our board of directors instituted a majority voting standard for the election of directors in February 2024. This change will be effective at the Annual Meeting and going forward.
Director Compensation
Under our outside director compensation policy, we compensate non-employee directors for their service on our board of directors with a combination of cash and equity awards under our 2018 Equity Incentive Plan (the “2018 Plan”), the amounts of which are intended to be commensurate with their role and involvement. The compensation program for our non-employee directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors are also reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2023, Mr. Brown, our founder, President and Chief Executive Officer, did not receive compensation for his board service under our outside director compensation policy.

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Our human capital management and compensation committee, which is composed solely of independent directors, has the primary responsibility for reviewing and making recommendations to our board of directors as to non-employee director compensation. Our human capital management and compensation committee has periodically reviewed and assessed the level, type and form of compensation paid to our non-employee directors. There was no change to our non-employee director compensation in 2023.
Cash Compensation
Under our outside director compensation policy, we pay our non-employee directors an annual cash retainer for service on our board of directors and an additional annual cash retainer for service on each committee on which the director is a member, payable in equal quarterly installments in arrears, prorated based on the days served in the applicable quarter. Our chair of the board, lead independent director and chair of each committee receive higher annual cash retainers for service in such roles. For each person who is elected or appointed for the first time to be an outside director, the first quarterly installment of the annual retainers set forth below will be paid for the first quarter that ends on or after the date of his or her initial election or appointment to be an outside director, prorated based on service during the quarter.
The cash compensation paid to our non-employee directors for service on our board of directors and for service on each committee of our board of directors on which the director is a member is as follows:

BOARD COMMITTEE	MEMBER ANNUAL CASH RETAINER ($)	CHAIR ANNUAL CASH RETAINER(1) ($)	LEAD INDEPENDENT DIRECTOR ANNUAL CASH RETAINER(1) ($)
Board of Directors	40,000	67,500	48,000
Audit Committee	7,500	17,500	—
Human Capital Management and Compensation Committee	5,000	10,000	—
Nominating and Corporate Governance Committee	3,000	8,000	—
Risk Committee	3,000	8,000	—
______________________
(1)In lieu of amount shown in member annual cash retainer column.

Equity Compensation
Initial Grant
Under our outside director compensation policy, each non-employee director elected or appointed to our board of directors for the first time is entitled to receive two restricted stock unit (“RSU”) awards upon the date of his or her initial election or appointment as a non-employee director. The first RSU award will have an RSU value of $250,000 and will vest in equal monthly installments over the 3-year period following the grant date, subject to the director’s continued service through the applicable vesting date. The second RSU award will have an RSU value of $105,000, prorated based on the number of full months that are expected to lapse between the non-employee director’s election or appointment to our board of directors and the next annual meeting of stockholders, and will vest in equal monthly installments over the total number of full months following the grant date that are expected

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to lapse between the director’s election or appointment to our board of directors and the next annual meeting of stockholders, subject to the director’s continued service through the applicable vesting date.
Annual Grant
On the date of each annual meeting of stockholders, each director whose service as a non-employee member of our board of directors will continue following such annual meeting will be granted an RSU award having an RSU value of $105,000. This RSU award will vest in equal monthly installments over the twelve-month period following the grant date, subject to the director’s continued service through the applicable vesting date.
RSU Value
For purposes of RSU awards granted under our outside director compensation policy, the number of shares of common stock subject to the RSU award will equal the RSU intended grant value divided by the average closing price of a share of our common stock as quoted on the Nasdaq Global Select Market over the thirty trading days preceding the grant date, rounded down to the nearest whole number of shares.
Vesting Acceleration
Non-employee directors’ RSU awards will vest in full immediately prior to, and contingent upon, a change in control of the company if the non-employee director remains in continuous service as a member of the board of directors until immediately prior to the change in control.
Award Limitations
The 2018 Plan contains the following maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any calendar year: total calendar year equity awards may not, when taken together with cash compensation received for service as a non-employee director for such calendar year, exceed $650,000 (or $900,000 in the non-employee director’s first calendar year of service as such). These maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. For purposes of the foregoing limit, the value of stock options and stock appreciation rights will be calculated using the Black-Scholes valuation methodology on the date of grant, and the value for all other types of equity awards will be determined by either (i) calculating the product of the fair market value per share on the date of grant and the aggregate number of shares subject to the award, or (ii) calculating the product using an average of the fair market value over a number of trading days and the aggregate number of shares subject to the award.
Non-Employee Director Compensation Table
The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the year ended December 31, 2023. As a named executive officer, the

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compensation received by Mr. Brown is shown below in “Executive Compensation: Summary Compensation Table.”

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Seth Goldman	69,507	94,128	—	163,635
Sally Grimes(3)	37,000	94,128	—	131,128
Colleen Jay	55,500	94,128	—	149,628
C. James Koch	26,107	318,261	—	344,368
Raymond J. Lane	46,003	94,128	—	140,131
Muktesh “Micky” Pant	53,000	94,128	—	147,128
Ned Segal	47,500	94,128	—	141,628
Christopher Isaac “Biz” Stone(4)	20,176	—	—	20,176
Kathy N. Waller	69,815	94,128	—	163,943
______________________
(1)Includes all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees. Amounts shown for Mr. Koch were prorated from May 24, 2023, when he joined the board of directors. Amounts shown for Mr. Stone were prorated through the end of his term as a Class I director on May 24, 2023.
(2)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the initial RSU award granted to Mr. Koch and the annual RSU awards granted to each of our non-employee directors on May 24, 2023 under the 2018 Plan, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the RSU awards is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. This amount does not reflect the actual economic value that was realized upon the vesting of the award or may be realized upon the sale of the common stock underlying such award. As of December 31, 2023, each non-employee director held 3,448 outstanding unvested RSU awards, except Ms. Grimes and Mr. Pant who each held 3,666 outstanding unvested RSU awards, Mr. Koch who held 19,231 outstanding unvested RSU awards and Ms. Jay who held 6,801 outstanding unvested RSU awards. As of December 31, 2023, the following non-employee directors held outstanding unexercised stock option awards: Mr. Goldman (70,940), Mr. Segal (16,734) and Ms. Waller (16,734). No other non-employee directors held outstanding stock option awards as of December 31, 2023.
(3)Ms. Grimes waived payment of $12,162 in non-employee director fees for service during her term as a director in 2023.
(4)Mr. Stone served as a director through the end of his term as a Class I director on May 24, 2023.

Director and Officer Indemnification Agreements
We have entered, and may continue to enter into, separate indemnification agreements with our directors and executive officers, which provide indemnification in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For additional information, please see “Related Person Transactions: Indemnification of Directors and Officers.”

2024 Proxy Statement | | 37

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Nandita Bakhshi, Chelsea A. Grayson and Joshua M. Murray as nominees for election as Class II directors at the Annual Meeting. If elected, Ms. Bakhshi, Ms. Grayson and Mr. Murray will serve as Class II directors until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. None of Ms. Bakhshi, Ms. Grayson or Mr. Murray is currently serving as a director of our company and each has agreed to serve if elected. For information concerning the nominees, please see “Board of Directors and Corporate Governance: Nominees for Director.”
If you are a stockholder of record and you sign your proxy card or vote by telephone, mobile device or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Bakhshi, Ms. Grayson and Mr. Murray. We expect that each of Ms. Bakhshi, Ms. Grayson and Mr. Murray will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.
Vote Required
Our Bylaws state that, to be elected, a nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election and broker non-votes having no effect); provided, however, that a plurality of the votes cast is sufficient to elect a director if our secretary determines that the number of nominees exceeds the number of directors to be elected. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors and any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non-vote) have no effect, meaning stockholders will not be permitted to vote against a nominee. The number of nominees does not exceed the number of directors to be elected; therefore, to be elected as a director at the Annual Meeting, a nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election as described above.
Full details of our voting policy for nominees are set forth in our Bylaws. A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov.

The Board recommends a vote FOR each of the nominees named above.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. Deloitte has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2024. Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by Delaware law, our restated certificate of incorporation or Bylaws. However, our audit committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our audit committee may reconsider the appointment.
We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2023 and 2022.

	2023 ($)	2022 ($)
Audit Fees(1)	2,293,000	1,653,100
Audit-Related Fees	—	—
Tax Fees(2)	210,400	265,800
All Other Fees(3)	16,895	1,895
Total Fees	2,520,295	1,920,795
______________________
(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our financial statements, including the audited financial statements presented in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 1, 2024 (“2023 Form 10-K”) and our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 1, 2023, review of the interim financial statements included in our quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those years. For 2023, this category includes services rendered in connection with our shelf registration statement on Form S-3, including related comfort letter procedures, and services rendered in connection with our registration statement related to securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC. For 2022, this category includes fees for services rendered in connection with our registration statement related to securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC.

2024 Proxy Statement | | 39

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(2)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including assistance regarding federal, state and international tax compliance.
(3)All Other Fees consist of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence
In our year ended December 31, 2023, there were no other professional services provided by Deloitte, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.
Pre-Approval Policies and Procedures
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non‑audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by Deloitte in 2023 and 2022 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Deloitte requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the proposal. Broker non‑votes will also have no effect on the outcome of this proposal.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

40 | | 2024 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the integrity of the company’s financial statements, the adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of Deloitte and the performance of its audits, and such other duties as directed by the board of directors. The audit committee presently consists of three independent directors. All committee members are considered financially literate under Nasdaq rules.
Management is responsible for Beyond Meat’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), and the financial reporting process, including management’s assessment of internal control over financial reporting. Deloitte is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of its audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.
The audit committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The committee also determined that Deloitte’s provision of non-audit services in 2023 to the company was compatible with Deloitte’s independence.
The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2023 with management. The audit committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Kathy N. Waller (Chair)
Colleen Jay
Ned Segal
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 10, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, director nominees or executive officers.

NAME	AGE	POSITION
Ethan Brown	52	Founder, President and Chief Executive Officer, Board Member
Lubi Kutua	43	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	49	Chief Innovation Officer
Teri L. Witteman	55	Chief Legal Officer and Secretary
Jonathan Nelson	59	Chief Operations Officer
Akerho “AK” Oghoghomeh	43	Chief Marketing Officer
Drew Lufkin	46	Senior Vice President, Sales
ETHAN BROWN
Founder, President and Chief Executive Officer, Board Member
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems, Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat. Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College.
LUBI KUTUA
Chief Financial Officer and Treasurer
Lubi Kutua has served as the company's Chief Financial Officer and Treasurer since October 2022. Mr. Kutua served as Vice President, FP&A and Investor Relations from January 2019 to October 2022. Before joining Beyond Meat, Mr. Kutua served as Vice President, Equity Research, with a focus on the packaged foods and agribusiness sectors, at Jefferies, LLC from August 2015 to January 2019. Prior to that, Mr. Kutua served as Associate-Analyst, Equity Research, also focusing on packaged foods and agribusiness, and at KeyBanc Capital Markets. He began his career in financial services at Goldman Sachs, most recently serving as Associate, Divisional Management Reporting. Mr. Kutua received his BA in Mathematics and Physics from Hamilton College, and his MBA from The New York University Leonard N. Stern School of Business.

42 | | 2024 Proxy Statement

EXECUTIVE OFFICERS
DARIUSH AJAMI, PhD
Chief Innovation Officer
Dariush Ajami, PhD, joined Beyond Meat in June 2015. Since July 2018, Dr. Ajami has been Chief Innovation Officer of Beyond Meat. He served as Director of Chemistry from June 2015 to August 2016, Director of Research from August 2016 to August 2017 and Vice President of Innovation from August 2017 to July 2018. Prior to joining Beyond Meat, Dr. Ajami was an Assistant Professor of Molecular Assembly at The Scripps Research Institute and Skaggs Institute of Chemical Biology from July 2008 to June 2015, where he worked on the fundamentals of molecular assembly, natural products and their applications in therapeutic development. Dr. Ajami has a BS degree in Chemistry from Isfahan University, Iran, an MS degree in Organic Chemistry from the Chemistry and Chemical Engineering Research Center of Iran, and a PhD degree in Organic Chemistry from Technical University of Brunswick (Technische Universität Braunschweig), Germany.
TERI L. WITTEMAN
Chief Legal Officer and Secretary
Teri L. Witteman joined Beyond Meat as General Counsel and Secretary in May 2019, and has served as Chief Legal Officer since April 2021. Prior to joining Beyond Meat, Ms. Witteman was a partner with Musick, Peeler & Garrett LLP from April 2016 to May 2019, specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Before joining Musick Peeler, Ms. Witteman was an attorney with Anglin Flewelling Rasmussen Campbell & Trytten LLP from September 2004 to April 2016, having started her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions. From December 2012 to September 2018, Ms. Witteman served as Secretary of Farmer Bros. Co. (NASDAQ: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Ms. Witteman received her Juris Doctor degree, Order of the Coif, from UCLA School of Law, and her BA degree in Economics, with honors and distinction, from the University of California, Berkeley.
JONATHAN NELSON
Chief Operations Officer
Jonathan Nelson has served as the company’s Chief Operations Officer since January 2024. Prior to that, Mr. Nelson served as Senior Vice President, Operations from October 2022 to January 2024, Senior Vice President, Manufacturing Operations from December 2021 to October 2022, and Vice President, NA Manufacturing Operations from May 2021 to November 2021, assuming additional responsibilities on an interim basis pending the search for a chief operating officer from August 2021 to December 2021. Prior to joining the company, from March 2021 to May 2021, Mr. Nelson served as Chief Executive Officer of JP Nelson Consulting, a private consulting firm. From January 2012 to January 2021, Mr. Nelson served in various roles with SunOpta, Inc. (NASDAQ: STKL), a global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, including as Vice President, Operations - Ingredients from January 2012 to March 2016, and Vice President, Operations - Plant Based Food and Beverage from March 2016 to January 2021. Mr. Nelson received his BS in Paper Science and Engineering from the University of Minnesota, and his MBA from the University of Mary.

2024 Proxy Statement | | 43

EXECUTIVE OFFICERS
AKERHO “AK” OGHOGHOMEH
Chief Marketing Officer
Akerho “AK” Oghoghomeh joined Beyond Meat as Senior Vice President, Global Marketing in February 2023 and has served as Chief Marketing Officer since January 2024. Before joining Beyond Meat, Mr. Oghoghomeh served as Senior Vice President, Brand Marketing at Red Bull from 2021 to February 2023. Prior to that Mr. Oghoghomeh served as Head of Recruitment Marketing – West Zone for Amazon, an eCommerce company from 2019 to 2021. Prior to that Mr. Oghoghomeh served as Vice President, Marketing – Commercial Brands for Campaign Monitor, a provider of email marketing software, from 2018 to 2020. Prior to that Mr. Oghoghomeh served in various other roles at Red Bull, including Director, Brand Marketing from 2017 to 2018, Senior Brand Manager from 2015 to 2017 and Brand Manager from 2012 to 2015 and various roles at Conagra Brand including Associate Brand Manager, Sweet Snacks from 2011 to 2012, Associate Brand Manager, Digital Shopper Marketing from 2010 to 2011 and Assistant Brand Manager, Media Strategy from 2009 to 2010. Mr. Oghoghomeh received his BS in Chemical Engineering from Drexel University, and his MBA from Emory University’s Goizueta Business School.

DREW LUFKIN
Senior Vice President, Sales
Drew Lufkin joined Beyond Meat as Senior Vice President, Sales in April 2024. Before joining Beyond Meat, Mr. Lufkin served as Vice President of Sales – Retail/Foodservice at Heartland Food Products Group, a global leader in the consumer-packaged goods industry producing low-calorie sweeteners, coffee, creamers, adult nutrition and liquid water enhancers, from 2017 to 2024. Prior to that, Mr. Lufkin served as Vice President - Sales and Marketing from 2016 to 2017 and Division Vice President – Sales and Marketing from 2012 to 2016 at Kruger Products USA, a leading manufacturer and distributor of tissue and paper towel products. Prior to that, Mr. Lufkin served in various roles at Crossmark Sales & Marketing from 2004 to 2012, most recently as Division Manager. Mr. Lufkin received his BS in Business Administration from Babson College.

44 | | 2024 Proxy Statement

PROPOSAL NO. 3 ADVISORY (NON-BINDING) VOTE
TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires us to submit a non-binding, advisory proposal to our stockholders to approve the compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly known as “Say On Pay”). We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
This vote is advisory and non-binding on our company, the board of directors and the human capital management and compensation committee. However, the board of directors and the human capital management and compensation committee value the opinions of our stockholders and intend to consider the outcome of the vote when considering future compensation decisions for our named executive officers.
We believe that our executive compensation program creates the proper incentives for our executive officers. As described in greater detail under “Compensation Discussion and Analysis,” we have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our stockholders. We intend to present this advisory vote on named executive officer compensation to our stockholders on an annual basis.
Vote Required
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. Although the vote is a non-binding advisory vote, the human capital management and compensation committee will consider the outcome of the voting results in connection with its ongoing evaluation of the company’s compensation program.

The Board recommends a vote FOR the approval of the compensation of the company’s named executive officers, as disclosed in this proxy statement.
s

2024 Proxy Statement | | 45

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the compensation of our Named Executive Officers (“NEOs”) for 2023 and is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our executive compensation program and the compensation granted or earned by the following NEOs in 2023:

NAME	TITLE
Ethan Brown	President and Chief Executive Officer
Lubi Kutua	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	Chief Innovation Officer
Jonathan Nelson	Chief Operations Officer
Akerho “AK” Oghoghomeh	Chief Marketing Officer
Executive Summary
2023 Business Performance Overview
Financial Overview and Highlights
Net revenues decreased to $343.4 million in 2023 from $418.9 million in 2022, representing an 18.0% reduction. We have generated losses since inception. Net loss in 2023 and 2022 was $338.1 million and $366.1 million, respectively, as weak demand, driven by prolonged softness in demand in the plant-based meat category and for our products in certain channels and regions, increased competition and the lingering effects of COVID, among other things, resulted in declines in our net revenues that we were unable to offset with commensurate cost reductions. In 2023, our operating environment continued to be affected by uncertainty related to macroeconomic issues, including prolonged and further softening of demand in the plant-based meat category, high inflation, higher interest rates, and concerns about the likelihood of a recession, among other things, all of which have had and could continue to have unforeseen impacts on our actual realized results.

Net revenues of $343.4 million in 2023, a decrease of 18.0% year-over-year	18.7% decrease in operating expenses to $259.2 million in 2023 from $319.0 in 2022(2)
248.1% decrease in gross profit to -$82.7 million in 2023 from -$23.7 million in 2022(1)	Net cash used in operating activities of $107.8 million in 2023 compared to $320.2 million in 2022(3)
Gross margin of -24.1% in 2023 compared to -5.7% in 2022(1)	Net loss of $338.1 million, or $5.26 per common share, in 2023 compared to $366.1 million, or $5.75 per common share, in 2022(4)
______________________
(1)Gross profit and gross margin in 2023 were negatively impacted by certain non-cash charges totaling $77.4 million, consisting of $66.9 million associated with the Global Operations Review (as defined below), and $10.5 million from other specific non-cash charges. Gross profit and gross margin in 2023 also included the impact from a change in the company’s accounting estimate associated with the estimated useful lives of its large manufacturing equipment made in the first quarter of 2023, which reduced COGS depreciation expense by approximately $19.0 million, or 23.0 percentage points of gross margin, relative to depreciation expense utilizing the company’s previous estimated useful lives.
(2)Operating expenses in 2023 included certain non-cash charges totaling $17.6 million associated with the Global Operations Review.
(3)Free cash flow, defined as net cash used in operating activities less purchases of property, plant and equipment, was $(118.4) million in 2023 compared to $(390.7) million in 2022.

46 | | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
(4)Adjusted EBITDA in 2023 was a loss of $269.2 million, or -78.4% of net revenues, compared to an Adjusted EBITDA loss of $278.0 million, or -66.4% of net revenues, in 2022. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 71 to 73 of our 2023 Form 10-K.

DOMESTIC AND INTERNATIONAL DISTRIBUTION AS OF DECEMBER 2023(1)
~41,000 U.S. foodservice outlets	~32,000 U.S. retail outlets(2)	~60,000 International foodservice and retail outlets
~133,000 total outlets worldwide	Products available in more than 65 countries worldwide
______________________
(1)The number of retail and foodservice outlets where Beyond Meat branded products are available was derived from rolling 52-week data as of December 2023 and excludes outlets unique to Beyond Meat Jerky.
(2)Excludes U.S. retail outlets unique to Beyond Meat Jerky. As of December 2023, total U.S. retail outlets unique to Beyond Meat Jerky were approximately 44,000 on a rolling 52-week basis, or approximately 2,300 on a rolling 12-week basis. As part of our Global Operations Review, we made the decision to discontinue the Beyond Meat Jerky product line.

Cost-Reduction Initiatives and Global Operations Review
In response to the current difficult environment and the negative impact of certain factors on our business and the overall plant-based meat category, beginning in 2022 we pivoted our focus toward sustainable long-term growth supported by three pillars: (1) driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork and poultry platforms; (2) inventory reduction and cash flow generation through more efficient inventory management; and (3) focusing on near-term retail and foodservice growth drivers while supporting strategic key long-term partners and opportunities. Based on cost reduction initiatives intended to reduce operating expenses, in August 2022 and October 2022, we implemented reductions in force affecting approximately 4% and 19%, respectively, of our global workforce.
To further reduce operating expenses, in November 2023, we announced that we were initiating a review of our global operations (the “Global Operations Review”), narrowing our commercial focus to certain growth opportunities, and accelerating activities that prioritize gross margin expansion and cash generation. These efforts have included and may include the exit or discontinuation of select product lines such as Beyond Meat Jerky; changes to our pricing architecture within certain channels; accelerated, cash-accretive inventory reduction initiatives; further optimization of our manufacturing capacity and real estate footprint; and the continued review of our operations in China. As part of this review, on November 1, 2023, our board of directors approved a plan to reduce our workforce by approximately 65 employees, representing approximately 19% of our global non-production workforce (or approximately 8% of our total global workforce).
2023 Executive Compensation Overview
The cornerstone of our compensation philosophy is pay for performance. We annually assess the financial performance of the company and have designed pay programs to align to the financial performance results and market expectations.
We closely align the compensation paid to our NEOs with achievement of both near- and long-term financial goals. Approximately 93% of the target compensation awarded in 2023 to Ethan Brown, our President and Chief Executive Officer, was performance-based or at risk, and approximately 82% of the target compensation awarded in 2023 to our other NEOs, as a group, was performance-based or at risk.

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COMPENSATION DISCUSSION AND ANALYSIS
Alignment Between 2023 Performance and Executive Compensation
Our linkage of compensation paid to our NEOs with achievement of financial goals and stockholder interests is underscored by our NEOs’ year-end 2023 realizable total direct compensation (“Realizable TDC”) in relation to 2023 target total direct compensation (“Target TDC”).
Below Target Payouts Under Our Short-Term Incentive (“STI”) Plan and Significant Reductions to Realizable Value of Stock Options and RSUs
For 2023, the STI plan design for executive officers was based 100% on company performance with funding based on the achievement of the following performance goals: net revenues; free cash flow (defined as net cash used in operating activities less purchases of property, plant and equipment); gross margin; and operating expenses. In order for the free cash flow goal to fund, positive free cash flow had to be achieved by the fourth quarter of 2023, with a 15% modifier added to the total funding if achieved in the third quarter of 2023.
Our human capital management and compensation committee convened in February 2024 to discuss the level of achievement of the 2023 performance goals and determined that the 2023 threshold funding goals for net revenues and gross margin were not achieved, however the performance goals relating to free cash flow and operating expenses were achieved at 62.5% and 171.1%, respectively, resulting in an overall funding of 59.4% of target, before giving effect to the 15% modifier described above. We achieved positive free cash flow in the third quarter of 2023; however, in light of our 2023 financial results, our human capital management and compensation committee exercised negative discretion and did not add the 15% modifier.
By the end of 2023, the realizable value of stock options granted earlier in the year had fallen to zero and the realizable value of annual RSUs granted earlier in the year had fallen to approximately 50% of their grant-date target value.

48 | | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
CEO 2023 Target TDC and Year-End 2023 Realizable TDC
The graphic below shows year-end 2023 Realizable TDC in relation to 2023 Target TDC for our President and Chief Executive Officer, Mr. Brown. As shown below, Mr. Brown’s year-end 2023 Realizable TDC was approximately 32.9% of his 2023 Target TDC.

CEO 2023 TARGET TDC AND YEAR-END REALIZABLE TDC
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$2,950,005
$2,950,000
$500,000
$500,000
$1,471,695
$297,000
$500,000
2023 Target TDC
Year-End 2023 Realizable TDC
Base Salary
STI
Stock Options
RSUs

How the Board is Addressing Feedback About Our Compensation Program
Our board and human capital management and compensation committee deem stockholder input essential and will continue to consider stockholder views in the evolution of our executive compensation program. The majority of the stockholders who voted at our 2023 annual meeting, representing approximately 88% of total votes cast, voted in support of our Say on Pay proposal.
In 2023, we launched a formal stockholder outreach program, which included attendance by the chair of our human capital management and compensation committee, in order to solicit additional input from stockholders on our board composition, governance practices and policies, executive compensation framework, and other matters related to our strategy and performance. At the time of our outreach in 2023, our institutional ownership totaled approximately 39.3% of our issued and outstanding shares. We solicited the views of our top institutional investors that we believe represented approximately 23.8% of our issued and outstanding shares. We had discussions with and received feedback from investors representing approximately 18.6% of our issued and outstanding shares.
Feedback from our stockholder outreach program relating to executive compensation matters was shared with and considered by our human capital management and compensation committee. Stockholder feedback was generally supportive of the design of our executive compensation program as disclosed in our 2023 proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS
Following this stockholder outreach and in response to stockholder feedback, our human capital management and compensation committee made certain changes to our executive compensation program for 2024:
•Adjustments to peer group for compensation benchmarking. For 2024, the peer group has been revised to include only food and beverage companies within a relevant size range and remove biotechnology, pharmaceuticals and life sciences, and high-growth companies.
•Introduction of performance-based long-term incentives. During our stockholder outreach program, certain stockholders expressed preference for a stronger performance component in our long-term incentive (“LTI”) plan design. Although we believe our stock option awards to be 100% performance-based with value tied to stock price performance, in 2024, we introduced performance stock units (“PSUs”) for 50% of our CEO’s and CFO’s 2024 LTI awards, with vesting based on the company’s total shareholder return (“TSR”) for each applicable performance period as compared to a TSR comparator group. The addition of PSUs is intended to further align such executives’ long-term pay not only with share price movement but also other financial and/or operational imperatives.
In October 2023, our human capital management and compensation committee adopted a compensation clawback policy to comply with recently issued rules by the SEC.
Although we have not yet adopted stock ownership guidelines, due in part to challenges and other compensation-related priorities of recent years, our human capital management and compensation committee intends to establish stock ownership guidelines at the appropriate time in the future.  As presented under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 88, the number of shares beneficially owned by our President and Chief Executive Officer, Mr. Brown, is 3,849,152, which represents approximately 5.7% of the shares of common stock outstanding, and approximately 63.3-times Mr. Brown’s annual base salary, as of the Record Date.

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Compensation Practices and Governance Policies

WHAT WE DO		WHAT WE DON'T DO
✓	Pay for Performance. Performance-based or at risk pay represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Risks. Annual risk assessment of executive compensation program to ensure no excessive risk raking.
✓	Align the Interests of Executives with Those of Our Stockholders. Equity compensation represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Change in Control Payments. Cash change in control payments do not exceed two times annual target cash compensation.
✓	Maximum Payout Caps. Our executive bonus plan maintains maximum payout caps to avoid excessive payments and risk-taking.	✗	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.
✓	All Change in Control Payments Are Double Trigger. Double trigger includes a change in control of our stock ownership as well as termination of employment.	✗	No Excessive Perks. We do not provide any excessive perquisites to our NEOs.
✓	Independent Compensation Committee. Our human capital management and compensation committee is composed solely of independent directors.	✗	No Hedging or Pledging. All employees, including our NEOs, and our directors are prohibited from engaging in hedging or pledging our stock as collateral for a loan.
✓	Independent Compensation Consultant. Our human capital management and compensation committee directly retains an independent compensation consultant.	✗	No Repricing or Cash-out of Underwater Options. Our 2018 Equity Incentive Plan forbids the repricing and cash-out of underwater options without stockholder approval.
✓
Clawback Policy. We maintain a mandatory clawback policy in compliance with SEC rules and NYSE listing standards. Our clawback policy provides that the company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event the company is required to prepare an accounting restatement, unless our human capital management and compensation committee determines that recovery would be impracticable.

✓	Annual Say on Pay Vote. We conduct an annual advisory vote on the compensation of our NEOs.
✓
Annual Compensation Peer Group Review. Our human capital management and compensation committee reviews the composition of our compensation peer group annually and adjusts the composition of that peer group, if deemed appropriate.

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COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. In order to motivate and reward our NEOs for work that improves our long-term business performance and increases stockholder value, we have set out the following objectives:
•Align NEO compensation to the success of our business objectives;
•Align the interests of NEOs and stockholders with the goal of creating long-term stockholder value;
•Provide competitive compensation that attracts, motivates and retains top-performing NEOs; and
•Motivate NEOs to achieve results that exceed our strategic plan targets.
2023 NEO Compensation Details
Our three core elements of NEO direct compensation are base salary, an annual cash incentive opportunity and long-term incentive equity awards. Most compensation awarded to each NEO was “at-risk” to the NEO because it was contingent on company performance. The graphic below reflects the approximate general distribution of these three core elements of NEO Target TDC awarded during 2023 as determined by our human capital management and compensation committee.
The above calculations include: (i) full annual base salary (not prorated for number of days of service with the company in 2023) at highest level for each NEO including Messrs. Brown ($500,000), Kutua ($390,000), Ajami ($440,000), Nelson ($370,000) and Oghoghomeh ($380,000); (ii) full cash incentive bonus (not prorated for number of days of service with the company in 2023) at target for each NEO, including Messrs. Brown ($500,000), Kutua ($234,000), Ajami ($264,000), Nelson ($148,000) and Oghoghomeh ($228,000); and (iii) target value of equity awards based on 2023 annual equity awards for each NEO, including Messrs. Brown ($5,900,000), Kutua ($2,000,000), Ajami ($2,000,000), Nelson ($1,000,000) and Oghoghomeh ($1,500,000).

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Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are determined by each NEO’s role and responsibilities, pay at comparable companies, our budget for the coming year, and the resulting total target compensation that can be earned given the individual’s base salary, related target cash incentive opportunity and equity awards. Base salaries reflect a minority of total target compensation, with desired positioning generally aligned with at-market levels of the competitive talent market. In 2023, the company generally had a salary increase budget of 3.5% to 6.5% depending on geography (4.5% in the U.S.), reflecting 3.0% to 6.0% for merit increases (4.0% in the U.S.), and 0.5% for promotions and market adjustments, with any changes in base salary effective as of April 1, 2023.
The base salaries for each of our NEOs for 2023 and 2022 are summarized below.

NEO	2023 BASE SALARY ($)(1)	2022 BASE SALARY ($)(1)	PERCENT INCREASE
Ethan Brown	500,000	500,000	0.0%
Lubi Kutua	390,000	370,000	5.4%
Dariush Ajami, PhD	440,000	425,000	3.5%
Jonathan Nelson	370,000	355,000	4.2%
Akerho “AK” Oghoghomeh	380,000	N/A	N/A
______________________
(1)Annualized base salary based on the rate in effect as of the last day of the year.

Executive Incentive Bonus Plan
Our Executive Incentive Bonus Plan (“Bonus Plan”) allows our human capital management and compensation committee to approve cash incentive awards to selected officers and employees, including our NEOs, based upon performance goals established by our human capital management and compensation committee. Cash incentive payments can be earned by our NEOs only if we achieve a significant level of our financial performance goals, which advances our long-term strategic plans and, ultimately, stockholder value over time. We consider these cash incentive payments to be performance-based compensation since payouts are directly tied to achievement of performance goals.
Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures, and any goals or actual results may be adjusted by our human capital management and compensation committee for any reason, including without limitation, one-time items or unbudgeted or unexpected items, when determining whether the performance goals have been met. Our human capital management and compensation follows a robust target setting process, which considers, among other things, the company’s annual operating plan and external indicators, such as the economic environment and analyst perspectives. For 2023, short-term incentive payouts were capped at a maximum level of 200% of target for all performance measures.
Our human capital management and compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period. Actual awards will be paid only after they are earned, which usually requires continued employment through the date the bonus is paid unless otherwise determined by our human capital management and compensation

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committee. Our board of directors or our human capital management and compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned bonus.
Cash Incentive Target
At the beginning of 2023, our human capital management and compensation committee set cash incentive targets for each of our executive officers. A cash incentive target is the amount of cash incentive compensation that an executive officer could earn if we achieve our performance goals. Targets are expressed as a percentage of the executive officer’s base salary. In reviewing cash incentive targets, our human capital management and compensation committee takes into consideration each executive officer’s role and responsibilities, pay at comparable companies and the resulting total target compensation. The cash incentive targets for each of our NEOs for 2023 as compared to 2022 are summarized below. Each NEO who commenced employment with the company in 2023 was eligible to participate in the Bonus Plan; provided that the target amount of any bonus would be prorated based on the NEO’s start date of employment.

NEO	2023 CASH INCENTIVE TARGET (% OF BASE SALARY)	2022 CASH INCENTIVE TARGET (% OF BASE SALARY)
Ethan Brown	100%	100%
Lubi Kutua	60%	60%
Dariush Ajami, PhD	60%	60%
Jonathan Nelson	40%	40%
Akerho “AK” Oghoghomeh	60%	N/A
Threshold Funding Goals
On an annual basis, our human capital management and compensation committee sets threshold funding goals for the Bonus Plan. At the beginning of 2023, our human capital management and compensation committee approved performance goals under the Bonus Plan, including threshold performance goals for each performance metric which must be achieved before there is any funding for the performance metric under the Bonus Plan. Achievement produces funding of 50% of target with respect to each such goal. For 2023, the threshold funding goals are set forth in the table below under “2023 Corporate Performance Goals and Achievement.”
Performance Goals
In 2023, we established performance goals for our executive officers based on corporate performance metrics, rather than a mix of corporate and individual metrics, to foster teamwork among our executive officers and reflect the importance of company-wide performance to stockholder value.
Our 2023 corporate goals were designed to align with the company’s 2023 focus toward sustainable long-term growth supported by three pillars: (1) driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork and poultry platforms; (2) inventory reduction and cash flow generation through more efficient inventory management; and (3) focusing on near-term retail and foodservice growth drivers while supporting strategic key long-term partners and opportunities. Our human capital management and compensation committee believes these performance goals in the construct of the STI plan design encourage our executive officers to focus on execution of company strategy and priorities and their

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accountability to those priorities. Our 2023 corporate goals and the rationale for each of these goals is summarized in the table below.

CORPORATE GOALS	RATIONALE
Net Revenues	Incentivizes revenue growth and rewards efforts to grow and expand our business
Gross Margin	Incentivizes gross margin expansion to achieve sustained cash flow positive operations
Free Cash Flow	Supports objective to achieve cash flow positive operations, including through lean value stream delivery of top projects, inventory reduction and cash flow generation
Operating Expenses	Incentivizes cost management and expense reduction
2023 Corporate Performance Goals and Achievement
In addition to threshold funding goals, our human capital management and compensation committee approved target (100% funding), stretch target (150% funding) and maximum (200% funding) funding goals with respect to each performance goal that determine how much of the target may be paid to each NEO at each level of achievement of our performance goals. Upon the completion of 2023, our human capital management and compensation committee reviewed the company’s performance against the predetermined performance goals to determine the percentage of achievement of each performance goal, overall level of funding as a percent or target, total bonus pool excluding executive officers, and the amount of cash incentive payments payable to each executive officer.
Our 2023 corporate performance goals, as established by our human capital management and compensation committee, and the percentage level of achievement for each goal as determined by our human capital management and compensation committee, are set forth in the table below.

GOAL	WEIGHTING	THRESHOLD (50%)	TARGET (100%)	STRETCH (150%)	MAXIMUM (200%)	ACTUAL LEVEL OF ACHIEVEMENT	ACTUAL FUNDING (% OF TARGET)	ACTUAL WEIGHTED FUNDING (% OF TARGET)
Net Revenues $(M)	20%	$398.1	$419.0	$478.8	$538.7	$343.3	0%	0%
Gross Margin(1)	20%	9.8%	12.2%	14.6%	17.1%	(0.6)%	0%	0%
Free Cash Flow $(M)(2)	40%	$(122.4)	$(106.4)	$(79.8)	$(63.8)	$(118.4)	62.5%	25.0%
Operating Expenses(3)	20%	$259.4	$251.4	$243.1	$234.5	$239.3	171.7%	34.4%
Funding(2)								59.4%
______________________
(1)In determining the actual funding and level of achievement of the gross margin goal, the human capital management and compensation committee considered certain non-cash charges totaling $77.4 million, consisting of $66.9 million associated with our Global Operations Review and $10.5 million from other specific non-cash charges.
(2)In order for the free cash flow goal to fund, positive free cash flow had to be achieved by the fourth quarter of 2023, with a 15% modifier added to the total funding if achieved in the third quarter of 2023. We achieved positive free cash flow in the third quarter of 2023; however, in light of our 2023 financial results, our human capital management and compensation committee exercised negative discretion and did not add the 15% modifier, resulting in the actual funding and level of achievement set forth in the table above. If the 15% modifier had been included, the total funding percentage would have been 68.3%.

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(3)In determining the actual funding and level of achievement of the operating expenses goal, the human capital management and compensation committee considered certain non-cash charges totaling $17.6 million associated with our Global Operations Review.

Bonus Plan Payments
Based on the level of achievement of the 2023 performance goals, the following Bonus Plan payments were approved and paid to our NEOs in 2024 in recognition of performance in 2023.

NEO	2023 BASE SALARY ($)	2023 CASH INCENTIVE TARGET (% OF BASE SALARY)	2023 CASH INCENTIVE TARGET AMOUNT(1) ($)	ACTUAL WEIGHTED FUNDING (% OF TARGET)	2023 ACTUAL CASH INCENTIVE PAYMENT ($)
Ethan Brown	500,000	100	500,000	59.4%	297,000
Lubi Kutua	390,000	60	234,000	59.4%	138,996
Dariush Ajami, PhD	440,000	60	264,000	59.4%	156,816
Jonathan Nelson(2)	370,000	40	148,000	59.4%	131,868
Akerho “AK” Oghoghomeh(3)	380,000	60	205,512	59.4%	122,074
______________________
(1)Annualized 2023 cash incentive target amount.
(2)In determining the 2023 actual cash incentive payment for Mr. Nelson, our human capital management and compensation committee exercised positive discretion to increase Mr. Nelson’s payment from $87,912 to $131,868 based on a target of 60% of base salary instead of 40% of base salary to align with the other NEOs.
(3)Mr. Oghoghomeh’s 2023 cash incentive target amount was prorated based on his start date with the company.

Cash Bonuses
Pursuant to the terms of his offer letter with the company, in 2023, Mr. Oghoghomeh received a one-time sign-on cash bonus of $60,000 and a $125,000 retention bonus paid on the six-month anniversary following the commencement of his employment. Other than pursuant to the Bonus Plan as described above, none of our other NEOs received any cash bonus payments in 2023.
We provide our NEOs and certain other exempt employees a nominal allowance that is intended to be used to offset the cost of a cell phone and other electronic or work from home expenses.
Equity Awards
We believe that equity awards align the interests of our NEOs with the long-term interests of our stockholders by rewarding long-term value creation measured by our stock price and by providing retention incentives through multi-year vesting periods.
Based on total equity usage and equity compensation expense data provided by independent compensation consultant, WTW, in the spring of 2023 our overall equity compensation run rate was above the 75th percentile of peers in the food and beverage industry, and at about the 50th percentile of peers in biotech and pharma and other high-growth sectors. The increase in annual share usage in 2023 compared to prior years was primarily driven by the company’s lower stock price. In addition, our overall annual value transfer (annual equity value as a

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percentage of market capitalization) was above the 75th percentile of peers in the food and beverage industry, but below the 25th percentile value transfer levels of peers in biotech and pharma and other high-growth sectors.
Stock Options
The purpose of our stock option grants is to align the interests of our NEOs and stockholders through incentivizing long-term stock price growth. Stock options typically vest over four years from the vesting commencement date, with 25% vesting after year one and monthly thereafter, and encourage long-term performance as they are only valuable if our stock price increases over time, as the awards vest. We consider stock options to be performance-based compensation given that options are at-the-money at the time of grant and have no immediate realizable gain unless the company’s stock price increases.
Restricted Stock Units
The purpose of our RSU grants is to align our NEOs’ interests with long-term stockholder value creation, encourage executive retention and manage dilution. RSUs typically vest over four years from the vesting commencement date, with 25% vesting after year one and quarterly thereafter, which encourages long-term performance and helps to hold NEOs accountable for their decision-making given that the RSUs are directly subject to increases and decreases in our stock price, further aligning NEO and stockholder interests.
2023 Equity Awards
Executives typically receive their target equity award value in the form of (i) a new hire equity award or (ii) an annual equity award for continuing executives. In 2023, our human capital management and compensation committee granted annual and new-hire equity awards under our 2018 Plan to our NEOs, and such grants were composed of a 50/50 equity award mix (target dollar value) of RSUs and stock options. Our human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) is appropriate for our new hire, promotion and annual equity awards to employees at the vice president level and above because it incentivizes our executives to focus on long-term value creation, since stock options and RSUs, once earned, are intended to reward sustained increases in stock price (though only to the extent the employee vests in the award by remaining in service for the vesting period). In addition to the annual equity awards, our human capital management and compensation committee granted additional RSUs to Mr. Nelson in 2023 due to his promotion to Senior Vice President, Manufacturing in October 2022.
The table below shows the equity awards granted to our NEOs in 2023.

NEO	STOCK OPTIONS (#)	RSUs (#)	AGGREGATE GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)
Ethan Brown(1)	275,315	165,359	5,900,005
Lubi Kutua(1)	93,328	56,054	2,000,013
Dariush Ajami, PhD(1)	93,328	56,054	2,000,013
Jonathan Nelson(2)	46,664	50,449	1,400,015
Akerho “AK” Oghoghomeh(3)	69,996	42,041	1,500,019
______________________
(1)The stock options granted to each of Mr. Brown, Mr. Kutua and Dr. Ajami on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 28, 2024 and 1/48th of the

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total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 28, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to each of Mr. Brown, Mr. Kutua and Dr. Ajami on February 28, 2023 vested as to 1/4th of the total number of shares subject to the RSU award on February 28, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on February 28, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(2)The stock options granted to Mr. Nelson on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 28, 2024 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 28, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Nelson on February 28, 2023 include: (a) 22,422 RSUs, granted due to Mr. Nelson’s promotion to Senior Vice President, Manufacturing in October 2022, which vested as to 1/4th of the total number of shares subject to the RSU award on October 13, 2023 and 1/16th of the total number of shares subject to the RSU award vested or will vest each quarter thereafter and will become fully vested on October 13, 2026; and (b) 28,027 RSUs which vested as to 1/4th of the total number of shares subject to the RSU award on February 28, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on February 28, 2027, in each case, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(3)The equity awards shown in the table above were granted to Mr. Oghoghomeh pursuant to the terms of his offer letter with the company.
The stock options granted to Mr. Oghoghomeh on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 6, 2024 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 6, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Oghoghomeh on February 28, 2023 vested as to 1/4th of the total number of shares subject to the RSU award on February 6, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on February 6, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

Target Value
The size of equity awards granted to each NEO is based on an estimated target dollar value. Our human capital management and compensation committee considers each NEO’s role and responsibilities, pay at comparable companies and the company’s annual grant guidelines in determining annual and new-hire awards. Our human capital management and compensation committee does not have a specific formula that weighs these factors. For 2023, our annual equity grant guidelines generally reflected market 50th percentile levels, with new-hire grant guidelines generally set at two-times the annual grant guidelines.
The target dollar value was converted into a number of shares based on the formula described in “Equity Element Allocation” below. The grant date fair value, which is disclosed in the table above and in the subsection titled

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“Summary Compensation Table” within the “Executive Compensation” section below reflects the accounting value on the grant date.
The table below sets forth the initial target dollar value of each NEO's 2023 equity grant(s).

NEO	2023 TARGET DOLLAR VALUE ($)
Ethan Brown	5,900,000
Lubi Kutua	2,000,000
Dariush Ajami, PhD	2,000,000
Jonathan Nelson	1,400,000
Akerho “AK” Oghoghomeh	1,500,000
Equity Element Allocation
In 2023, after setting the estimated target dollar value for each NEO’s annual and new-hire equity awards, the human capital management and compensation committee sought to allocate the dollar value equally between stock options and RSUs.
Prior to May 18, 2021, to determine the number of RSU shares to be granted, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
On May 18, 2021, upon the recommendation of WTW and to better align with the intended grant-date value to be delivered, our human capital management and compensation committee revised the methodology used to determine the number of shares and provided that the grant date closing share price would be used to determine the number of shares subject to equity awards. Under this revised methodology, to determine the number of RSU shares to be granted, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of the grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
Beginning with the annual and new-hire equity awards in February 2023, upon the recommendation of WTW and to better align the value delivered with share-based compensation expense, our human capital management and compensation committee revised the methodology used to determine the number of shares subject to stock option awards by dividing the dollar value of the award by the grant date Black-Scholes value of one (1) option share with the company’s standard option terms, as determined by the company in consultation with the company’s plan administrators, rounded up to the next whole share.

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Introduction of Performance Stock Units in 2024
Beginning in 2024, we introduced PSUs as part of our LTI program. PSUs are a type of LTI award earned based on company performance over a multi-year period, typically three years, expressed as a “unit” with underlying value tied to the company stock price. The number of units earned is based on performance outcomes over the performance period, with units earned settled in the form of cash, in shares of company stock (which have an aggregate fair market value equal to the value of the earned units) or in a combination thereof, as determined by the human capital management and compensation committee, as plan administrator, in its sole discretion, after the performance results are confirmed. The 2024 PSU awards are expected to be settled in shares of company stock.
As part of the transition to incorporating PSUs into our LTI program, for 2024 annual equity awards to our CEO and CFO are composed of a 50/50 equity award mix (target dollar value) of RSUs and PSUs, with PSUs replacing stock options for our CEO and CFO only. The PSUs vest based on the company’s TSR for each applicable performance period as compared to a TSR comparator group consisting of companies in the S&P Food and Beverage Select Industry index, excluding large-cap S&P 500 companies, with the number of PSUs payable capped at 200% of target. Our human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) is appropriate for annual equity awards to our CEO and CFO because the addition of PSUs aligns such executives’ long-term pay not only with share price movement but also other financial and/or operational imperatives, when applicable.
As part of the transition to PSUs, the 2024 annual PSU awards provide for vesting that is divided into three tranches, with each tranche vesting based on a one-year performance period (the first tranche vests based on performance during year one, the second tranche vests based on performance during year two, and the third tranche vests based on performance during year three). Future PSU awards to our CEO and CFO are expected to be based on a three-year performance period (100% with three-year cliff vesting).
Other Benefits
General Health, Welfare and Other Benefit Plans
Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, including a company matching contribution thereunder, and, to the extent of any offering, our employee stock purchase plan. We believe these benefits are consistent with benefits provided by our peer group and help us to attract and retain high quality executives.
Perquisites and Other Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our NEOs, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During 2023, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, other than Mr. Nelson who

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received reimbursement of commuting expenses. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described above.
Change in Control and Severance Benefits
Each of our current executive officers has entered into an agreement with the company which provides for certain cash and/or equity severance benefits in the event the executive is involuntary terminated without cause or resigns for good reason in connection with a change in control. Enhanced cash severance benefits and equity benefits are only provided if there is a “double trigger” to preserve morale and productivity, and to encourage executive retention in the event of a change in control. In addition to requiring a change in control for Beyond Meat, benefits are only provided if the eligible executive is involuntarily terminated without cause or resigns for good reason.
All such benefits are subject to certain conditions which benefit Beyond Meat, including, among other things, the executive executing a general release of claims in favor of the company and complying with the terms of his or her confidentiality agreement and all company policies.
Our human capital management and compensation committee believes these incentives will help us retain our executives, and therefore maintain the stability of our business, during the potentially volatile period accompanying a change in control.
Potential payment obligations under the change in control severance arrangements with our NEOs are described in the subsection titled “Potential Payments upon Termination or Change in Control” in the “Executive Compensation” section below.
Compensation Setting Process
Role of Human Capital Management and Compensation Committee
Under its charter, our human capital management and compensation committee is responsible for, among other things, determining the amount and form of compensation paid to our executive officers, including our CEO. In exercising this authority, our human capital management and compensation committee reviews and approves corporate goals and objectives relevant to executive officer and CEO compensation at least annually; evaluates executive officer and CEO performance in light of such goals and objectives, including the relationship of such compensation to corporate performance; and, based on such evaluation, determines the level of executive officer and CEO compensation, including base salary, bonus, incentive or performance-based compensation, and equity awards. Except with respect to determining our CEO’s compensation, our human capital management and compensation committee may delegate its authority to a subcommittee of the human capital management and compensation committee or other members of our board of directors who satisfy the eligibility criteria required of human capital management and compensation committee members. Our human capital management and compensation committee may also delegate to one or more of our officers the authority to grant stock options and other stock awards to our non-executive employees, ambassadors and consultants. In December 2021, the human capital management and compensation committee delegated to Ethan Brown, our President and Chief Executive Officer, the authority to grant new hire and/or promotion RSUs within specified quantitative parameters to certain non-executive employees, without further action by the human capital management and compensation committee or board of directors.

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Role of Management
Typically, our chief executive officer attends human capital management and compensation committee meetings, makes recommendations to our human capital management and compensation committee regarding compensation for the other executive officers, but is not present during discussion, deliberation and decisions regarding his own compensation. Our human capital management and compensation committee then reviews the recommendations and other data and makes decisions as to the total compensation for each executive officer, as well as the allocation of the amount of total compensation between base salary, bonus, incentive or performance-based compensation, and equity awards. No executive officer has any role in approving his or her own compensation. Our human capital management and compensation committee regularly meets in executive session, without members of the management team present, when discussing and approving executive compensation.
Role of Human Capital Management and Compensation Committee Consultant
Our human capital management and compensation committee has the sole authority to retain the services of compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the committee in carrying out its responsibilities. In August 2020, our human capital management and compensation committee engaged WTW, an independent compensation consulting firm, to serve as its compensation consultant and to assist it with its duties and responsibilities.
During its period of engagement in 2020, 2021, 2022 and 2023, WTW completed projects for our human capital management and compensation committee, including reviewing and making recommendations related to our executive pay philosophy, including executive pay positioning, the relevant talent market and market data sources including our peer group composition; the impact of the COVID-19 pandemic on executive compensation programs; providing support and specific analyses with regard to compensation data for executive officer and non-employee director compensation; making recommendations related to pay program design, including STI and LTI plan design related to company priorities and strategic objectives, including the introduction of PSUs to our LTI program; reviewing ESG trends in executive compensation program design; reviewing regulatory requirements, including SEC requirements relating to a clawback policy; making recommendations relating to stock ownership guidelines; advising on broader human capital management matters, including organization and culture; and advising on committee governance matters. In addition to the executive compensation services provided by WTW’s executive compensation advisors to our human capital management and compensation committee, during 2023 WTW provided other services related to non-executive employee compensation and rewards data, and software products.
WTW uses competitive market data to provide ranges for total compensation, including base salary, incentive compensation and equity compensation, that are consistent with our compensation peer group for our human capital management and compensation committee to consider. In determining the total compensation for our executive officers, our human capital management and compensation committee, with assistance from the compensation consultant, reviews the compensation practices and levels of our compensation peer group to assess whether individual total compensation is sufficiently competitive to attract and retain our executive officers. The human capital management and compensation committee regularly reviews the compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes. The human capital management and compensation committee also considers general industry data and relevant survey data

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from food and beverage, non-durable consumer products and technology industries, generally from companies of a similar revenue size, to further inform executive pay decisions.
Our human capital management and compensation committee generally seeks to target total direct compensation to within the 50th to 60th percentiles of peer group companies, with total cash compensation (base salary and STI compensation) targeted at the 50th percentile, and long-time incentive compensation targeted at the 50th to 75th percentile. Although its analysis of competitive market data provides our human capital management and compensation committee with guiding information and a broad market check, our human capital management and compensation committee does not specifically benchmark compensation for our executive officers in terms of picking a particular percentile relative to other people with similar roles at peer group companies. Instead, our human capital management and compensation committee also applies its subjective judgment in determining the total compensation for each executive officer and considers the compensation peer group data in conjunction with a number of factors, including an executive officer’s individual skills and expertise, and the scope and criticality of each executive officer’s role.
WTW maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. Our human capital management and compensation committee has assessed the independence of WTW, taking into account, among other things, the factors set forth in the SEC’s rules and regulations and the Nasdaq listing standards, and concluded that the engagement of WTW does not raise any conflicts of interest or similar concerns.
After considering the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and Nasdaq Listing Rule 5605(d)(3)(D), including a review of WTW’s representations to the human capital management and compensation committee regarding each factor, the human capital management and compensation committee determined that WTW was independent.
Peer Group Comparisons
2023 Peer Group
Our human capital management and compensation committee reviews compensation data from a specific group of companies that are similar to us in considering the compensation of our NEOs. For 2023, upon the recommendation of WTW, our human capital management and compensation committee revised our compensation peer group to ensure companies are of appropriate size – for example, by removing companies with annual revenue greater than $2 billion – while retaining a balanced mix of companies from three industry groups: (a) food and beverage; (b) biotechnology, pharmaceuticals and life sciences (industry that invests heavily in research and development); and (c) high-growth companies (including industry disruptors that hold

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COMPENSATION DISCUSSION AND ANALYSIS
expectations for high growth). The human capital management and compensation committee believed this peer group revision was appropriate in light of the company’s slowing rate of growth since 2020.

2023 PEER GROUP

Food & Beverage	Biotech & Pharma	Other High-Growth

BellRing Brands, Inc.	10x Genomics, Inc.	Elastic N.V.
The Boston Beer Company, Inc.	Acadia Pharmaceuticals Inc.	Enphase Energy, Inc.
Calavo Growers, Inc.	Alnylam Pharmaceuticals, Inc.	Jamf Holding Corp.
Celsius Holdings, Inc.	Aurora Cannabis Inc.	JFROG Ltd.
Freshpet, Inc.	Canopy Growth Corporation	Okta, Inc.
Lancaster Colony Corporation	Corcept Therapeutics, Incorporated	Planet Fitness, Inc.
Lifecore Biomedical, Inc.	Exact Sciences Corporation	Radius Global Infrastructure, Inc.
Medifast, Inc.	Natera, Inc.	RapidVII, Inc.
The Simply Good Foods Company	Neurocrine Biosciences, Inc.	Smartsheet Inc.
Vital Farms, Inc.	Repligen Corporation	The Trade Desk, Inc.
	Sarepta Therapeutics, Inc.	Zscaler, Inc.
Tilray Brands, Inc.
Our human capital management and compensation committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in our human capital management and compensation committee’s pay decisions, which also take into account individual skills and expertise, the scope and criticality of the NEO’s role and other factors that are deemed to be important based on our human capital management and compensation committee’s business judgment.
For 2023, with respect to the NEOs, our human capital management and compensation committee had access to market data that captured a range of pay. Our human capital management and compensation committee examined the range of pay to provide for meaningful differentials in pay levels that represented differences in the criticality and performance of each role across companies, and also reflected the full range of competitive pay at our peer companies without focusing on extreme outliers.
2024 Peer Group
For 2024, upon input from management and recommendation of WTW, our human capital management and compensation committee revised the peer group to include only food and beverage companies within a relevant size range based on revenues, market capitalization and headcount, and remove biotechnology, pharmaceuticals and life sciences, and high-growth companies. The human capital management and compensation committee

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believes this peer group revision is appropriate in light of the company’s slowing rate of growth since 2020 and recent competitors for executive talent.

2024 PEER GROUP

Food & Beverage

BellRing Brands, Inc.	Lancaster Colony Corporation	Thorne HealthTech, Inc.
Benson Hill, Inc.	Lifecore Biomedical, Inc.	Tootsie Roll Industries, Inc.
The Boston Beer Company, Inc.	Medifast, Inc.	United Malt Group Limited
BRC Inc.	Seneca Foods Corporation	The Vita Coco Company, Inc.
Calavo Growers, Inc.	The Simply Good Foods Company	Vital Farms, Inc.
Celsius Holdings, Inc.	Sovos Brands, Inc.	Westrock Coffee Company
Freshpet, Inc.	SunOpta Inc.
Other Important Compensation Practices
The company has adopted the policies set forth in the table below which include important compensation practices the company observes.

NAME OF POLICY	CONSIDERATIONS	MATERIAL FEATURES
Anti-Hedging Policy	Hedging insulates executives from stock price movement and reduces alignment with stockholders.	Our insider trading policy prohibits our employees, including our NEOs, and our directors from engaging in the following types of hedging transactions involving our common stock: (1) selling short any Beyond Meat stock or other Beyond Meat security; (2) buying or selling puts or calls or other derivatives on Beyond Meat securities; or (3) otherwise entering into any hedging arrangements involving Beyond Meat securities.
Anti-Pledging Policy	Pledging raises potential risks to stockholder value, particularly if the pledge is significant.	Our insider trading policy also prohibits our employees, including our NEOs, and our directors from holding our common stock in a margin account or pledging it as collateral for a loan.
Compensation Risk Assessment
Our human capital management and compensation committee, in consultation with WTW, its independent compensation consultant, has assessed our compensation policies and believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us. As part of its assessment, our human capital management and compensation committee considered, among other factors, the governance and oversight of our compensation program, balanced mix between fixed and variable compensation, the use of multiple performance measures, time matching of performance periods for pay programs, the use of metrics generally focused on final outcomes, and the use of external consultants to review and advise on our pay practices.

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In October 2023, our human capital management and compensation committee adopted a compensation clawback policy to comply with recently issued rules by the SEC. The policy provides for the company to recover the portion of any incentive-based compensation that is erroneously awarded compensation, unless our human capital management and compensation committee has determined that recovery would be impracticable and regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement or when restated financial statements are filed by the company.
Although we have not yet adopted stock ownership guidelines, due in part to challenges and other compensation-related priorities of recent years, our human capital management and compensation committee intends to establish stock ownership guidelines at the appropriate time in the future.
Conclusion
We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals. Our human capital management and compensation committee gives careful consideration to each core element of direct compensation for each NEO. The human capital management and compensation committee believes our NEO compensation program is effective in advancing our goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to strive for crucial innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risks.

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COMPENSATION COMMITTEE REPORT
The human capital management and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the human capital management and compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our human capital management and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.
Respectfully submitted by the members of the human capital management and compensation committee of the board of directors:
Muktesh “Micky” Pant (Chair)
Raymond J. Lane
Kathy N. Waller
This report of the human capital management and compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by and paid to each of our NEOs for the years indicated below:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Ethan Brown Founder, President and Chief Executive Officer	2023	500,000	1,200	2,950,005	2,950,000	297,000	15,132	6,713,337
	2022	500,050	1,200	2,950,046	3,305,443	—	14,132	6,770,871
	2021	500,000	—	2,792,590	3,095,683	180,000	4,352	6,572,625
Lubi Kutua(7) Chief Financial Officer and Treasurer	2023	385,000	1,200	1,000,003	1,000,010	138,996	13,602	2,538,811
	2022	299,984	46,200	987,523	1,166,304	—	11,087	2,511,098
Dariush Ajami, PhD(7) Chief Innovation Officer	2023	436,250	1,200	1,000,003	1,000,010	156,816	14,061	2,608,340
	2022	412,250	1,200	1,000,040	1,120,499	—	12,193	2,546,182
Jonathan Nelson(8) Chief Operations Officer	2023	366,250	1,200	900,010	500,005	131,868	50,436	1,949,769
Akerho “AK” Oghoghomeh(8) Chief Marketing Officer	2023	344,015	186,100	750,012	750,007	122,074	13,530	2,165,738
______________________
(1)Represents base salaries earned by each of the NEOs for the year indicated, prorated based on applicable start dates and salary changes during the year.
(2)Amounts reported in this column represent: (a) for Mr. Oghoghomeh, a one-time sign-on cash bonus of $60,000 and a $125,000 retention bonus paid on the six month anniversary following the commencement of his employment in 2023 pursuant to the terms of his offer letter with the company; (b) for Mr. Kutua, a one-time retention bonus earned in 2022; and (c) for each NEO, an allowance that is intended to offset the cost of a cell phone and other electronic or work from home expenses.
(3)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of RSU awards granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. These amounts do not represent the actual economic value that may be realized by the NEOs upon the vesting of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. For additional information on these awards, please see “Outstanding Equity Awards at 2023 Fiscal Year-End.”

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(4)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of stock options granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock option awards are set forth in Note 9 to our consolidated financial statements included in our 2023 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on these awards, please see “Outstanding Equity Awards at 2023 Fiscal Year-End.”
(5)Amounts reported in this column for 2023 represent performance bonuses approved and paid in 2024 in recognition of performance in 2023 under our Bonus Plan based on achievement of certain corporate performance goals and objectives including net revenues, gross margin, free cash flow and operating expenses.
(6)The table set forth below under “All Other Compensation” provides additional information regarding these amounts for 2023.
(7)Mr. Kutua and Dr. Ajami were not NEOs in 2021 and, as a result, no disclosure is made for 2021 in accordance with SEC rules.
(8)Messrs. Nelson and Oghoghomeh were not NEOs in 2021 and 2022 and, as a result, no disclosure is made for 2021 and 2022 in accordance with SEC rules.

All Other Compensation
The following table provides information regarding all other compensation paid to each of our NEOs during 2023:

NAME	LIFE INSURANCE ($)(1)	401K MATCH ($)(2)	COMMUTING EXPENSES ($)(3)	TOTAL ($)
Ethan Brown	1,932	13,200	—	15,132
Lubi Kutua	402	13,200	—	13,602
Dariush Ajami, PhD	861	13,200	—	14,061
Jonathan Nelson	1,669	13,200	35,567	50,436
Akerho “AK” Oghoghomeh	330	13,200	—	13,530
______________________
(1)The amounts shown reflect the imputed income for group term life insurance provided to our NEOs.
(2)The amounts shown reflect the company’s matching contributions under our 401(k) plan.
(3)The amount shown reflects commuting expenses, including airfare, lodging, ground transportation and other expenses incurred in connection with commuting from Mr. Nelson’s personal residence to the company’s headquarters and other facilities.

Narrative Disclosure to Summary Compensation Table
Executive Employment Arrangements
Each of our NEOs is an at-will employee. Following is a description of the key terms of the employment agreements and offer letters (as applicable) with each of our NEOs, other than Dr. Ajami who does not have an employment agreement or offer letter with the company.

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Ethan Brown
In January 2019, we entered into an amended and restated employment agreement with Mr. Brown. Pursuant to this agreement, Mr. Brown’s annual base salary was initially set at $500,000 and he is eligible for an annual target bonus opportunity which, for 2019, was 50% of his base salary, and certain change in control benefits. In February 2020, our human capital management and compensation committee increased this annual target bonus opportunity to 100% of Mr. Brown’s base salary in light of competitive peer group data as well as other factors considered by our human capital management and compensation committee. For additional information on the severance benefits to which Mr. Brown is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Lubi Kutua
In November 2022, we entered into a restated offer letter with Mr. Kutua in connection with his promotion to Chief Financial Officer and Treasurer. Pursuant to the restated offer letter, Mr. Kutua’s annual base salary was set at $370,000, and he is eligible for an annual target bonus opportunity which, for 2023, was 60% of his base salary. In light of competitive peer group data, as well as other factors taken into account by our human capital management and compensation committee, effective April 1, 2023 Mr. Kutua’s base salary was increased to $390,000. For additional information on the severance benefits to which Mr. Kutua is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Jonathan Nelson
In October 2022, we entered into a restated offer letter with Mr. Nelson in connection with his promotion to Senior Vice President, Operations. Mr. Nelson’s title was changed to Chief Operations Officer effective January 1, 2024. Pursuant to the restated offer letter, Mr. Nelson’s annual base salary was set at $355,000, and he is eligible for an annual target bonus opportunity which, for 2023, was 40% of his base salary. In light of competitive peer group data, as well as other factors taken into account by our human capital management and compensation committee, effective April 1, 2023 Mr. Nelson’s base salary was increased to $370,000. For additional information on the severance benefits to which Mr. Nelson is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Akerho “AK” Oghoghomeh
In February 2023, we entered into an offer letter with Mr. Oghoghomeh who joined the company as Senior Vice President, Global Marketing in February 2023. Pursuant to the offer letter, Mr. Oghoghomeh’s annual base salary was initially set at $380,000, and he was eligible for an annual target bonus opportunity which, for 2023, was 60% of his base salary, prorated based on the number of days he was employed by us in 2023.
In connection with the commencement of Mr. Oghoghomeh’s employment, we paid Mr. Oghoghomeh a cash sign-on bonus of $60,000, which was subject to prorated repayment in the event that Mr. Oghoghomeh’s employment terminated for any reason prior to the one-year anniversary of his start date. In addition, pursuant to his offer letter, Mr. Oghoghomeh was entitled to a retention cash bonus equal to $125,000 payable on his 6-month anniversary following his start date, subject to clawback if Mr. Oghoghomeh terminated employment with the company within twelve-months of his start date. Pursuant to the offer letter, Mr. Oghoghomeh received certain new-hire equity awards which were granted in 2023 and are set forth below in the “Grants of Plan-Based Awards

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in 2023” table. For additional information on the severance benefits to which Mr. Oghoghomeh is entitled, please see “Potential Payments Upon Termination or Change in Control.”
401(k) Plan
We maintain a defined contribution retirement plan for our eligible U.S. employees. Participants may make pre‑tax contributions to the plan from their eligible earnings, and we may make matching contributions and profit sharing contributions to eligible participants, in each case, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the “Code”). Effective January 1, 2022, we increased matching contributions under the 401(k) plan to a safe harbor match of 100% of the first 4% of employee contributions. We previously offered, including in 2021, matching contributions under the 401(k) plan equal to up to 50% of employee contribution to a maximum of $3,000. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The plan is intended to be qualified under Section 401(a) of the Code, and the plan’s trust is intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified 401(k) plan, contributions to the 401(k) plan and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The table set forth above under “All Other Compensation” provides additional information regarding 401(k) plan matching contributions made to our NEOs in 2023.

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Grants of Plan-Based Awards in 2023
The following table shows for the year ended December 31, 2023, certain information regarding grants of plan-based awards to our NEOs.

NAME	GRANT DATE(1)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($)(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
		THRESHOLD	TARGET	MAXIMUM
Ethan Brown(5)	02/28/2023	—	—	—	165,359	275,315	17.84	5,900,005
	N/A	250,000	500,000	1,000,000	—	—	—	—
Lubi Kutua(5)	02/28/2023	—	—	—	56,054	93,328	17.84	2,000,013
	N/A	117,000	234,000	468,000	—	—	—	—
Dariush Ajami, PhD(5)	02/28/2023	—	—	—	56,054	93,328	17.84	2,000,013
	N/A	132,000	264,000	528,000	—	—	—	—
Jonathan Nelson(6)	02/28/2023	—	—	—	50,449	46,664	17.84	1,400,015
	N/A	74,000	148,000	296,000	—	—	—	—
Akerho “AK” Oghoghomeh(7)	02/28/2023	—	—	—	42,041	69,996	17.84	1,500,019
	N/A	102,756	205,512	411,024	—	—	—	—
______________________
(1)The grant date is also the date of approval for all RSU and stock option awards shown in the table.
(2)Reflects threshold, target and maximum bonus amounts for 2023 performance under our Bonus Plan, as described in “2023 NEO Compensation Details—Executive Incentive Bonus Plan.” These amounts do not necessarily correspond to the actual value received by the NEO.
(3)The exercise price of the stock option awards is equal to the closing price of our common stock as quoted on the Nasdaq Global Select Market on the grant date.
(4)The dollar amounts shown in this column represent the aggregate grant date fair values for financial statement reporting purposes of RSU awards and stock options granted in 2023 under the 2018 Plan as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of the stock option awards are set forth in Note 9 to our consolidated financial statements included in our 2023 Form 10-K.
(5)The stock options granted to each of Mr. Brown, Mr. Kutua and Dr. Ajami on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 28, 2024 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 28, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to each of Mr. Brown, Mr. Kutua and Dr. Ajami on February 28, 2023 vested as to 1/4th of the total number of shares subject to the RSU award on February 28, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter, and will become fully vested on February 28, 2027, subject to continued

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service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(6)The stock options granted to Mr. Nelson on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 28, 2024 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 28, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Nelson on February 28, 2023 include: (a) 22,422 RSUs, granted due to Mr. Nelson’s promotion to Senior Vice President, Manufacturing in October 2022, which vested as to 1/4th of the total number of shares subject to the RSU award on October 13, 2023 and 1/16th of the total number of shares subject to the RSU award vested or will vest each quarter thereafter and will become fully vested on October 13, 2026; and (b) 28,027 RSUs which vested as to 1/4th of the total number of shares subject to the RSU award on February 28, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on February 28, 2027, in each case, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(7)The equity awards shown in the table above were granted to Mr. Oghoghomeh pursuant to the terms of his offer letter with the company.
The stock options granted to Mr. Oghoghomeh on February 28, 2023 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on February 6, 2024 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on February 6, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Oghoghomeh on February 28, 2023 vested as to 1/4th of the total number of shares subject to the RSU award on February 6, 2024 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on February 6, 2027, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
Mr. Oghoghomeh’s 2023 cash incentive threshold, target and maximum amounts were prorated based on his start date with the company.

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Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information regarding the unexercised stock options and unvested RSUs held by each NEO as of December 31, 2023:

	OPTION AWARDS(1)						STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)
Ethan Brown	966,006	(4)	—		0.93	1/21/2025	—		—
	301,960	(5)	—		0.95	7/19/2026	—		—
	332,157	(6)	—		3.00	5/29/2028	—		—
	540,000	(7)	—		25.00	4/30/2029	—		—
	44,620	(8)	2,976	(8)	96.10	3/2/2030	—		—
	26,955	(9)	12,253	(9)	142.45	3/12/2031	—		—
	57,025	(10)	67,396	(10)	47.42	3/1/2032	—		—
	—		275,315	(11)	17.84	2/28/2033	—		—
	—		—		—	—	1,488	(12)	13,243
	—		—		—	—	6,127	(13)	54,530
	—		—		—	—	34,994	(14)	311,447
	—		—		—	—	165,359	(15)	1,471,695
Lubi Kutua	16,052	(16)	—		20.02	4/2/2029	—		—
	2,107	(17)	171	(17)	96.10	3/2/2030	—		—
	1,666	(18)	758	(18)	142.45	3/12/2031	—		—
	807	(19)	486	(19)	130.32	8/9/2031	—		—
	2,658	(20)	3,142	(20)	47.42	3/1/2032	—		—
	31,421	(21)	76,311	(21)	15.78	11/15/2032	—		—
	—		93,328	(22)	17.84	2/28/2033	—		—
	—		—		—	—	86	(23)	765
	—		—		—	—	379	(24)	3,373
	—		—		—	—	243	(25)	2,163
	—		—		—	—	1,632	(26)	14,525
	—		—		—	—	40,400	(27)	359,560
	—		—		—	—	56,054	(28)	498,881
Dariush Ajami, PhD	46,669	(29)	—		17.03	10/23/2028	—		—
	46,875	(30)	—		17.03	11/14/2028	—		—
	100,000	(31)	—		25.00	4/30/2029	—		—
	19,005	(32)	1,268	(32)	96.10	3/2/2030	—		—
	9,802	(33)	4,456	(33)	142.45	3/12/2031	—		—
	1,104	(34)	—		63.42	12/13/2031	—		—
	19,330	(35)	22,847	(35)	47.42	3/1/2032	—		—
	—		93,328	(36)	17.84	2/28/2033	—		—
	—		—		—	—	634	(37)	5,642
	—		—		—	—	2,228	(38)	19,829
	—		—		—	—	11,863	(39)	105,581
	—		—		—	—	56,054	(40)	498,881
Jonathan Nelson	3,130	(41)	1,717	(41)	130.32	8/9/2031	—		—
	3,875	(42)	3,876	(42)	64.51	12/10/2031	—		—
	2,899	(43)	3,428	(43)	47.42	3/1/2032	—		—
	—		46,664	(44)	17.84	2/28/2033	—		—
	—		—		—	—	909	(45)	8,090

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	OPTION AWARDS(1)					STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)
	—	—		—	—	1,938	(46)	17,248
	—	—		—	—	1,780	(47)	15,842
	—	—		—	—	16,817	(48)	149,671
	—	—		—	—	28,027	(49)	249,440
Akerho “AK” Oghoghomeh	—	69,996	(50)	17.84	2/28/2033	—		—
	—	—		—	—	42,041	(51)	374,165
______________________
(1)Equity awards granted prior to April 30, 2019 were granted under our 2011 Equity Incentive Plan (“2011 Plan”) and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. All vesting is subject to the individual’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “Potential Payments Upon Termination or Change in Control.”
(2)Option exercise price for awards granted prior to April 30, 2019 under the 2011 Plan represents the fair market value of a share of our common stock as determined by our board of directors in accordance with Section 409A of the Code or, in the case of incentive stock options, in compliance with Section 422 of the Code. Option exercise price for awards granted on May 1, 2019 is $25.00 per share, which was equal to the initial public offering price of our common stock in the IPO. Option exercise price for awards granted after May 1, 2019 is based on the closing sales price for our common stock on the Nasdaq Global Select Market on the date of grant.
(3)The market value of unvested stock awards is calculated by multiplying the number of unvested units held by the applicable NEO by the closing sales price of our common stock on December 29, 2023, the last trading day of the year, which was $8.90.
(4)One-fourth of the shares subject to this stock option vested on June 19, 2015 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(5)One-fourth of the shares subject to this stock option vested on July 20, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(6)One-fourth of the shares subject to this stock option vested on August 3, 2018 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(7)One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(8)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter.
(9)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(10)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(11)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(12)One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.

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(13)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(14)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(15)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(16)One-fourth of the shares subject to this stock option vested on January 7, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(17)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter.
(18)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(19)One-forty-eighth of the shares subject to this stock option vested on August 9, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(20)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(21)One-fourth of the shares subject to this stock option vested on October 13, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(22)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(23)One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(24)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(25)One-sixteenth of the shares subject to this RSU grant vested on September 16, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(26)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(27)One-fourth of the shares subject to this RSU grant vested on October 13, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(28)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(29)One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(30)One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(31)One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2023.
(32)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter.
(33)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(34)One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested in three equal half-yearly installments thereafter. This stock option was fully vested as of December 31, 2023.

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(35)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(36)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(37)One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(38)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(39)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(40)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(41)One-fourth of the shares subject to this stock option vested on May 31, 2022 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(42)One-fourth of the shares subject to this stock option vested on December 1, 2022 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(43)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(44)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(45)One-fourth of the shares subject to this RSU grant vested on May 31, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(46)One-fourth of the shares subject to this RSU grant vested on December 1, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(47)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(48)One-fourth of the shares subject to this RSU grant vested on October 13, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(49)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(50)One-fourth of the shares subject to this stock option vested on February 6, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(51)One-fourth of the shares subject to this RSU grant vested on February 6, 2024 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.

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EXECUTIVE COMPENSATION
Option Exercises and Stock Vested in 2023
The following table provides information regarding the stock option exercises and stock vested for each NEO during the year ended December 31, 2023:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Ethan Brown	201,280	3,486,170	38,067	525,391
Lubi Kutua	—	—	15,739	147,011
Dariush Ajami, PhD	—	—	13,819	189,316
Jonathan Nelson	—	—	8,959	91,514
Akerho “AK” Oghoghomeh	—	—	—	—
______________________
(1)The value realized upon exercise represents the difference between the market price per share of our common stock at the time of exercise and the exercise price per share of the stock option.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vest date.

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Fiscal Year 2023 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate in or receive post-retirement benefits.
Fiscal Year 2023 Nonqualified Deferred Compensation
We do not currently maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.
Potential Payments Upon Termination or Change in Control
Certain NEOs are entitled to certain payments under an employment agreement or change in control severance agreement in the event such NEOs experience a qualifying termination or change in control.
Estimated Termination and Change in Control Payments
The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:
•Termination other than for cause or resignation for good reason;
•Change in control where equity awards are assumed or substituted;
•Change in control where equity awards are not assumed or substituted; and
•Termination other than for cause or resignation for good reason in connection with a change in control.
The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under our 401(k) plan. The NEOs are not entitled to receive payments or benefits upon a termination of employment due to death or disability that are not available generally to salaried employees.
The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2023. The amounts with respect to the unvested options and RSUs are based on the closing sales price of our common stock on December 29, 2023, the last trading day of the year, which was $8.90.

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EXECUTIVE COMPENSATION

NAME	TYPE OF AWARD/PLAN	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON ($)	CHANGE IN CONTROL WHERE AWARDS ARE ASSUMED ($)	CHANGE IN CONTROL WHERE AWARDS ARE NOT ASSUMED ($)(1)(2)	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL ($)(2)(3)
Ethan Brown	Severance	—	—	—	750,000
	COBRA	—	—	—	45,658
	Options(4)	—	—	—	—
	RSUs(4)	—	—	1,850,915	1,850,915
Lubi Kutua	Severance	—	—	—	390,000
	COBRA	—	—	—	22,640
	Options	—	—	—	—
	RSUs(4)	—	—	879,267	879,267
Dariush Ajami, PhD	Severance	—	—	—	440,000
	COBRA	—	—	—	23,004
	Options(4)	—	—	—	—
	RSUs(4)	—	—	629,933	629,933
Jonathan Nelson	Severance	—	—	—	370,000
	COBRA	—	—	—	21,352
	Options(4)	—	—	—	—
	RSUs(4)	—	—	440,291	440,291
Akerho “AK” Oghoghomeh	Severance	—	—	—	380,000
	COBRA	—	—	—	30,318
	Options(4)	—	—	—	—
	RSUs(4)	—	—	374,165	374,165
______________________
(1)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if the successor to the company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding equity awards at the time of a change in control, then 100% of the then-unvested shares subject to the equity awards will fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such change in control, regardless of whether the executive’s employment with the company (or any parent, subsidiary or successor of the company) continues or terminates unless such termination is due to the executive’s resignation without good reason or by the company for cause.
(2)Each change in control severance agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The amounts set forth in this table do not reflect the application of the “better after-tax” provision.
(3)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if, within the period beginning three months prior to, and ending eighteen months following, a change in control (as defined in the applicable agreement), the company (or any parent, subsidiary or successor of the company) terminates such executive’s employment without cause or such officer resigns for good reason (as such terms are defined in the applicable agreement), such executive will be entitled to receive (i) a lump-sum cash payment equal to eighteen months of his then-current base salary in the case of Mr. Brown and twelve months of their then-current base salary in the case of Dr. Ajami and Messrs. Kutua, Nelson and Oghoghomeh, (ii) a lump-sum cash payment equal to the COBRA premiums that would be due for COBRA coverage (assuming such coverage is elected) for a period of eighteen months in the case of Mr. Brown and twelve months in the case of Dr. Ajami and Messrs. Kutua, Nelson and Oghoghomeh, and (iii) 100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards that are subject to time-based vesting.
(4)The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $8.90 (the per share closing stock price on December 29, 2023) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) $8.90 (the per share closing stock price on December 29, 2023).

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Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (CEO) and non-CEO NEOs and certain financial performance measures of the company for the years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (the “Pay Versus Performance Rules”) and does not necessarily reflect how the human capital management and compensation committee evaluates compensation decisions.

YEAR(1)	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)	COMPENSATION ACTUALLY PAID TO CEO ($)(2)(3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOs ($)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOs ($)(2)(4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (5)		NET LOSS ($) (MILLIONS)	NET REVENUES ($) (MILLIONS)(6)
					TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	6,713,337	3,235,433	2,315,664	1,352,548	11.77	139.82	(338.1)	343.4
2022	6,770,871	(6,453,862)	2,656,373	(1,184,913)	16.28	136.87	(366.1)	418.9
2021	6,572,625	(8,778,700)	5,782,695	4,365,316	86.19	138.63	(182.1)	464.7
2020	5,333,325	36,691,835	3,061,853	10,499,584	165.34	119.76	(52.8)	406.8
______________________
(1)The following table lists the CEO and non-CEO NEOs for each of years 2023, 2022, 2021 and 2020:

YEAR	CEO	NON-CEO NEOS
2023	Ethan Brown	Lubi Kutua, Dariush Ajami, PhD, Jonathan Nelson, Akerho “AK” Oghoghomeh
2022	Ethan Brown	Lubi Kutua, Dariush Ajami, PhD, Margaret “Jackie” Trask, Teri L. Witteman, Phil Hardin, Bernie Adcock, Deanna Jurgens
2021	Ethan Brown	Phil Hardin, Mark J. Nelson, Gary Schultz, Doug Ramsey, Bernie Adcock, Deanna Jurgens
2020	Ethan Brown	Mark J. Nelson, Sanjay C. Shah, Charles Muth, Stuart Kronauge
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation Tables –Summary Compensation Table” for additional information).
(3)The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Brown in accordance with the Pay Versus Performance Rules:

		EQUITY AWARD ADJUSTMENTS
YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)	REPORTED VALUE OF EQUITY AWARDS ($)	YEAR END FAIR VALUE OF EQUITY AWARDS GRANTED IN THE YEAR AND UNVESTED AT YEAR END ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS ($)	FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	COMPENSATION ACTUALLY PAID TO CEO ($)
2023	6,713,337	(5,900,005)	2,761,081	(399,466)	88,923	(28,438)	3,235,433
2022	6,770,871	(6,255,489)	1,479,685	(4,245,608)	(351,693)	(3,851,628)	(6,453,862)
2021	6,572,625	(5,888,273)	1,939,794	(13,048,744)	830,244	815,654	(8,778,700)
2020	5,333,325	(4,830,325)	5,311,236	17,536,085	1,292,640	12,048,874	36,691,835

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(4)The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-CEO NEOs in accordance with the Pay Versus Performance Rules.

		EQUITY AWARD ADJUSTMENTS
YEAR	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOS ($)	AVERAGE REPORTED VALUE OF EQUITY AWARDS ($)	AVERAGE YEAR END FAIR VALUE OF EQUITY AWARDS GRANTED IN THE YEAR AND UNVESTED AT YEAR END ($)	AVERAGE YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS ($)	AVERAGE FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	AVERAGE CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOS ($)
2023	2,315,664	(1,725,015)	797,890	(50,366)	17,532	(3,157)	1,352,548
2022	2,656,373	(2,201,026)	457,139	(1,312,497)	(389,865)	(395,036)	(1,184,913)
2021	5,782,695	(5,257,003)	4,693,472	(888,213)	8,903	25,461	4,365,316
2020	3,061,853	(2,678,822)	2,284,936	4,016,610	1,091,783	2,723,224	10,499,584
(5)In accordance with the Pay Versus Performance Rules, the company and the company’s peer group total shareholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019, through the end of the listed year. The Peer Group TSR set forth in this table was determined using the S&P Food and Beverage Select Industry Index, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation S-K for our 2023 Form 10-K.
(6)We have determined that Net Revenues is the financial performance measure that, in the company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for 2023, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules). We generate net revenues primarily from sales of our products to our customers across mainstream grocery, mass merchandiser, club store and natural retailer channels, and various food-away-from-home channels, including restaurants, foodservice outlets and schools, mainly in the United States. We routinely offer sales discounts and promotions through various programs to customers and consumers. These programs include rebates, temporary on-shelf price reductions, off-invoice discounts, retailer advertisements, product coupons and other trade activities. The expense associated with these discounts and promotions is estimated and recorded as a reduction in total gross revenues in order to arrive at reported net revenues. Please refer to our consolidated financial statements and the related notes thereto included in our 2023 Form 10-K for more information. We use net revenues as a financial performance measure in determining cash incentive payments under the Bonus Plan for our NEOs. Net revenues incentivizes revenue growth and rewards efforts to grow and expand our business. The company has determined that net revenues is the financial performance measure that, in the company’s assessment, represents the most important performance measure used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed year, to company performance.

Tabular List of Most Important Performance Measures
In accordance with the Pay Versus Performance Rules, the following table lists the measures that, in the company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to the NEOs, for 2023, to company performance, as further described in our Compensation Discussion and Analysis within the section titled “2023 NEO Compensation Details—Executive Incentive Bonus Plan.”

MOST IMPORTANT PERFORMANCE MEASURES
Net Revenues
Gross Margin
Free Cash Flow
Operating Expenses

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EXECUTIVE COMPENSATION
Relationship Between “Compensation Actually Paid” and Performance Measures
As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay for performance philosophy. While the company utilizes various performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay Versus Performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with the Pay Versus Performance Rules) for a particular year.
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the company’s financial performance as measured by TSR, Net Loss and Net Revenues, as well as a comparison of TSR and Peer Group TSR.

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EXECUTIVE COMPENSATION
Compensation Actually Paid and Cumulative TSR

84 | | 2024 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Actually Paid and Net Loss

Pay vs. Net Loss 2020 - 2023
Compensation Actually Paid (in millions)
Net Loss (in millions)
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
$0.00
($50.00)
($100.00)
($150.00)
($200.00)
($250.00)
($300.00)
($350.00)
($400.00)
$36.7
$10.5
($52.8)
($8.8)
$4.4
($182.1)
($6.5)
($1.2)
($366.1)
$3.2
$1.4
($338.1)
2020
2021
2022
2023
PEO CAP
Average NEO CAP
Net Loss

Compensation Actually Paid and Net Revenues

Pay vs. Net Revenues 2020 - 2023
Compensation Actually Paid (in millions)
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
Net Revenue (in millions)
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$36.7
$10.5
$406.8
$464.7
$4.4
($8.8)
$418.9
($1.2)
($6.5)
$343.4
$3.2
$1.4
2020
2021
2022
2023
PEO CAP
Average NEO CAP
Net Revenue

2024 Proxy Statement | | 85

EXECUTIVE COMPENSATION
CEO Pay Relative to Median Pay of Our Employees
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the ratio of annual total compensation of Mr. Brown, our Chief Executive Officer, for fiscal year 2023, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2023, the ratio of annual total compensation of the CEO to the median employee is 83:1.
In 2021, in accordance with Item 402(u), we used the following methodology to identify our median employee:
•We collected the annual base salaries and target annual incentives of all regular full-time and part-time employees globally as of December 15, 2021;
•We converted all international currencies into U.S. dollars; and
•We used annual target total cash compensation (inclusive of base salary and annual cash incentives at target) as of December 15, 2021 as our consistently applied compensation measure to identify a small group of employees with the same target total cash compensation, all of whom are at about the median of all our employees. We then selected the individual whose actual 2021 compensation was closest to the average of this group.
The median employee from 2021 is still an active employee who has not had any material changes in pay. For 2023, we used the same employee as in 2021 and 2022.
We calculated 2023 annual total compensation for both Mr. Brown and the median employee using the same definition set forth in the “Summary Compensation Table” within the “Executive Compensation” section. The ratio was then determined by dividing the total compensation as calculated in the “Summary Compensation Table” within the “Executive Compensation” section for Mr. Brown by the total compensation for the median employee. The decrease in the pay ratio from 100:1 in 2022 to 83:1 in 2023 was primarily driven by a decrease in CEO pay resulting from the new methodology used in determining the stock option award grant date fair value as described above under the heading “Equity Element Allocation” in the “Compensation Discussion and Analysis” section.

POSITION	SALARY ($)	BONUS ($)	ANNUAL INCENTIVES ($)	EQUITY AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Chief Executive Officer	500,000	1,200	297,000	5,900,005	15,132	6,713,337
Median Employee	72,693	1,200	4,283	—	2,879	81,055
					Pay Ratio:	83:1

86 | | 2024 Proxy Statement

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information concerning our equity compensation plans as of December 31, 2023:

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4) (c)
Equity compensation plans approved by stockholders	5,888,430	23.37	11,179,215
Equity compensation plans not approved by stockholders	—	—	—
Total	5,888,430	23.37	11,179,215
______________________
(1)Equity compensation plans approved by stockholders include our 2018 Plan and the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
Equity awards granted prior to April 30, 2019 were granted under our 2011 Plan and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. The remaining shares available for issuance under the 2011 Plan were added to the shares reserved for issuance under the 2018 Plan. The administrator has not yet approved any offering under the 2018 ESPP.
(2)Includes 4,477,120 shares issuable upon the exercise of outstanding options and 1,411,310 shares issuable upon the vesting and settlement of outstanding RSUs as of December 31, 2023.
(3)Does not include outstanding RSUs which do not have an exercise price.
(4)Includes 8,230,500 shares of common stock available for grant under the 2018 Plan and 2,948,715 shares of common stock reserved for issuance under the 2018 ESPP as of December 31, 2023.
The number of shares reserved for issuance under the 2018 Plan will be increased automatically on the first day of each fiscal year beginning with the 2020 fiscal year, by a number equal to the least of: (i) 2,144,521 shares; (ii) 4.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such number of shares determined by our board of directors.
The number of shares reserved for issuance under the 2018 ESPP will be increased automatically on the first day of each fiscal year for a period of up to ten years, starting with the 2020 fiscal year, by a number equal to the least of: (i) 536,130 shares; (ii) 1.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such lesser number of shares determined by our board of directors.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of the Record Date (except as otherwise indicated) by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•each of our NEOs;
•each of our current directors and director nominees; and
•all of our current executive officers, directors and director nominees as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Applicable percentage ownership is based on 64,844,921 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested, within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.

88 | | 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders:
The Vanguard Group(1)	5,196,094	8.0%
BlackRock, Inc.(2)	4,489,058	6.9%
Named Executive Officers:
Ethan Brown(3)	3,849,152	5.7%
Lubi Kutua(4)	118,940	*
Dariush Ajami, PhD(5)	345,871	*
Jonathan Nelson(6)	40,169	*
Akerho “AK” Oghoghomeh(7)	30,703	*
Directors:
Seth Goldman(8)	1,024,908	1.6%
Sally Grimes(9)	13,615	*
Colleen Jay(10)	15,943	*
C. James Koch(11)	14,758	*
Raymond J. Lane(12)	48,716	*
Muktesh “Micky” Pant(13)	63,615	*
Ned Segal(14)	29,792	*
Kathy N. Waller(15)	30,292	*
Director Nominees:
Nandita Bakhshi	—	—
Chelsea A. Grayson	—	—
Joshua M. Murray	—	—
All directors, nominees and executive officers as a group (19 persons)(16)	5,843,373	8.6%
______________________
*Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)Based solely on information contained in a report on Schedule 13G/A filed on February 13, 2024 by The Vanguard Group. Consists of 5,196,094 shares of common stock held by The Vanguard Group. The Vanguard Group has shared voting power with respect to 108,259 shares of common stock, sole dispositive power with respect to 5,028,953 shares of common stock and shared dispositive power with respect to 167,141 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based solely on information contained in a report on Schedule 13G/A filed on January 26, 2024 by BlackRock, Inc. Consists of 4,489,058 shares of common stock held by BlackRock, Inc. and/or one or more of its subsidiaries, which may include Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power with respect to 4,417,505 shares of common stock and sole dispositive power with respect to 4,489,058 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Consists of (i) 1,482,700 shares of common stock, including 639,881 shares of common stock held in Brown Asset Holding LLC, which is wholly owned by the Ethan Brown 2022 GRAT and (ii) 2,366,452 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(4)Consists of (i) 21,380 shares of common stock and (ii) 94,194 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 3,366 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(5)Consists of (i) 69,598 shares of common stock and (ii) 276,273 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(6)Consists of (i) 13,514 shares of common stock, (ii) 25,253 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 1,402 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(7)Consists of (i) 6,203 shares of common stock, (ii) 21,873 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 2,627 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(8)Consists of (i) 178,659 shares of common stock held by the Julie D. Farkas Revocable Trust, (ii) 773,910 shares of common stock held by the Seth Goldman Revocable Trust and (iii) (a) 70,940 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (b) 1,399 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Goldman. Mr. Goldman’s spouse is the trustee of the Julie D. Farkas Revocable Trust and Mr. Goldman is the trustee of the Seth Goldman Revocable Trust. Therefore, Mr. Goldman may be deemed to have voting and dispositive power over the shares held by both trusts.
(9)Consists of (i) 12,129 shares of common stock and (ii) 1,486 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(10)Consists of (i) 14,149 shares of common stock and (ii) 1,794 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(11)Consists of (i) 12,271 shares of common stock and (ii) 2,487 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(12)Consists of (i) 47,317 shares of common stock and (ii) 1,399 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(13)Consists of (i) 12,129 shares of common stock, (ii) 1,486 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, (iii) 25,000 shares of common stock held by the Pant Descendants Irrevocable Trust and (iv) 25,000 shares of common stock held by the Pant Family Irrevocable Trust. Mr. Pant is the trustee of both trusts, therefore, Mr. Pant may be deemed to have voting and dispositive power over the shares held in each trust.
(14)Consists of (i) 11,659 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 1,399 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(15)Consists of (i) 12,159 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 1,399 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(16)In addition to all shares of common stock shown in the table and as described in footnotes (3) through (15) above, the total number of shares of common stock also includes an aggregate of (i) 39,585 shares of common stock and (ii) 168,314 shares of common stock issuable upon the exercise of stock options within 60 days after the Record Date and will be settled in shares of common stock, held by executive officers who are not named in the table.

90 | | 2024 Proxy Statement

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Indemnification of Directors and Officers
Our restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our restated certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we may purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

2024 Proxy Statement | | 91

RELATED PERSON TRANSACTIONS
The limitation of liability and indemnification provisions in our restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee will review and oversee procedures designed to identify related party transactions that are material to Beyond Meat and that our audit committee will review and approve in advance or ratify any related-party transaction.
We have adopted a formal written policy providing that we are not permitted to enter into any transaction in which any related person has a direct or indirect material interest without the approval of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider, among other things, the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All related-party transactions in 2023 were approved in accordance with this policy.

92 | | 2024 Proxy Statement

OTHER MATTERS
2023 Annual Report and SEC Filings
Our consolidated financial statements for our year ended December 31, 2023 are included in our 2023 Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.beyondmeat.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Beyond Meat, Inc., Attention: Investor Relations, 888 N. Douglas Street, Suite 100, El Segundo, California 90245.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245, Attention: Secretary or by calling (866) 756-4112. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Beyond Meat, Inc. at the address above or by calling (866) 756-4112.
Special Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current opinions, expectations, beliefs, plans, objectives, assumptions and projections about future events and financial trends affecting the operating results and financial condition of our business. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “may,” “will,” “will continue,” “could,” “will likely result,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “predict,” “project,” “expect,” “potential” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future

2024 Proxy Statement | | 93

OTHER MATTERS
events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such difference include the risks discussed in Part I, Item 1A, “Risk Factors,” included in our 2023 Form 10-K, and those discussed in other documents we file from time to time with the SEC. Forward-looking statements speak only as of the date of this proxy statement. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Other Matters
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, mobile device, or by using the Internet as instructed on the Notice or proxy card or execute and return, at your earliest convenience, the proxy card.
THE BOARD OF DIRECTORS
El Segundo, California
April 10, 2024

94 | | 2024 Proxy Statement

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/BYND2024**

You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39672-P06748

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**BEYOND MEAT, INC.**

**The Board of Directors recommends you vote FOR the following nominees for director:**

1. Election of three Class II directors of the Company to serve until the Company's 2027 Annual Meeting of Stockholders.

**Nominees:**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. Nandita Bakhshi | ☐ | ☐ | ☐ |
| 1b. Chelsea A. Grayson | ☐ | ☐ | ☐ |
| 1c. Joshua M. Murray | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. | ☐ | ☐ | ☐ |
| 3. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

The 2024 Annual Meeting of Stockholders of Beyond Meat, Inc. will be held on May 23, 2024 at 8:00 a.m. PDT, virtually via the Internet at www.virtualshareholdermeeting.com/BYND2024.

To access the virtual meeting, you must have the information that is printed in the box next to the arrow located on the reverse side of this form.

V39673-P06748

**BEYOND MEAT, INC.**
**Annual Meeting of Stockholders**
**May 23, 2024, 8:00 a.m. PDT**
**This proxy is solicited on behalf of the Board of Directors**

The stockholder(s) hereby appoint(s) Ethan Brown and Teri L. Witteman, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BEYOND MEAT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. PDT on May 23, 2024, at www.virtualshareholdermeeting.com/BYND2024, and any postponement, adjournment or continuation thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each nominee named in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting. In the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill such vacancy.**

**Continued and to be signed on reverse side**